Exhibit 10.1

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of June, 2008, by and between COMVEST CAPITAL, LLC, a Delaware limited liability company (the “Lender”), and CLEARPOINT BUSINESS RESOURCES, INC., a Delaware corporation (the “Borrower”).

W I T N E S S E T H :

WHEREAS, the Borrower and its Subsidiaries are engaged in the business of providing comprehensive workforce management solutions throughout the United States, including outsourcing placement and recruiting services, vendor management services and staff augmentation programs as well as offering clients the ability to streamline their process of procuring and managing temporary labor by utilizing the Borrower’s proprietary technology-based iLabor platform (collectively, the “Business Operations”); and

WHEREAS, in order to enable the Borrower to repay certain outstanding Indebtedness and for the Borrower’s working capital and other general corporate purposes, the Borrower has requested the Lender to extend to the Borrower a revolving credit facility and a term loan on the terms and conditions of this Agreement; and

WHEREAS, the Lender is willing and able to provide such revolving credit facility and make such term loan to the Borrower on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I. DEFINITIONS

Section 1.01. Defined Terms. In addition to the other terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Accounts” shall mean “accounts” (as defined in the UCC) of the Borrower and its Subsidiaries from time to time.

“Account Debtor” shall mean any Person who is obligated on an Account.

“Acknowledgements of Pledge” shall mean Acknowledgements of Pledge, to be dated as of the Closing Date, executed by each Subsidiary which is not a corporation, confirming the Lien of the Lender in the limited liability company interests in such Subsidiary and the notation of such Lien on the books and records of such Subsidiary.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Advances” has the meaning set forth in Section 2.01 below.

“Affiliate” shall mean, with respect to any Person, any other Person in Control of, Controlled by, or under common Control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, without limitation, any officer or director of the first Person or any of its Affiliates; provided, however, that, except as otherwise provided herein, neither the Lender nor any of its Affiliates shall be deemed an “Affiliate” of the Borrower for any purposes of this Agreement. For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of stock or similar interest.

“Agreement” shall mean this Revolving Credit and Term Loan Agreement as it may from time to time be amended, modified, supplemented and/or restated.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) order, judgments and decrees of all courts and arbitrators.

“Availability” shall mean the amount (if any) by which, at the time of determination, (a) the Borrowing Base as reflected in the Borrower’s then-current Borrowing Base report in conformity with this Agreement, exceeds (b) the outstanding principal amount of Advances borrowed under such Borrowing Base.

“Borrowing Base” shall mean the positive amount, determined in accordance with the most recent borrowing base report provided to the Lender under Section 5.04(e) below, equal to, for the Borrower and its Subsidiaries on a consolidated basis during the immediately preceding calendar month, (a) the sum of (i) Operating Expenses paid in cash, plus (ii) Interest Expense paid in cash, plus (iii) all taxes paid in cash, plus (iv) Royalties collected to the extent in excess of $450,000, minus (b) iLabor Revenue, except to the extent included in the calculation of Royalties by reason of the portion of the definition of “Royalties” that follows the semicolon in such definition, minus (c) such reserves as the Lender may establish from time to time in its Permitted Discretion. In the event that the Borrower has not timely delivered a current Borrowing Base report in accordance with Section 5.04(e) below, then the applicable Borrowing Base shall be such amount as is established by the Lender in its Permitted Discretion, until such time as the Borrower has delivered a current Borrowing Base report.

“Borrowing Date” means the Business Day on which the Lender makes a Loan hereunder.

“Business Day” shall mean a day other than (a) a Saturday, (b) a Sunday, or (c) a day on which banking institutions in either the State of Florida or the Commonwealth of Pennsylvania are authorized or required by law or executive order to close.

“Capital Expenditures” shall mean with respect to any Person, all expenditures of such Person for tangible assets which are capitalized, and the fair value of any tangible assets leased by such Person under any lease which would be a Capitalized Lease, determined in accordance with GAAP, including all amounts paid or accrued by such Person in connection with the purchase (whether on a cash or deferred payment basis) or lease (including Capitalized Lease Obligations) of any machinery, equipment, real property, improvements to real property (including leasehold improvements), or any other tangible asset of such Person which is required, in accordance with GAAP, to be treated as a fixed asset on the consolidated balance sheet of such Person.

“Capitalized Lease” shall mean any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“Capitalized Lease Obligation” shall mean with respect to any Person, the amount of the liability which reflects the amount of future payments under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition; (b) time deposits, demand deposits, certificates of deposit, acceptances or prime commercial paper issued by, or repurchase obligations for underlying securities of the types described in clause (a) entered into with any commercial bank having a short-term deposit rating of at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.; (c) commercial paper with a rating of A-I or A-2 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within twelve (12) months after the date of acquisition; (d) marketable direct obligations issued by any state in the United States or any agency or instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof and, at the time of acquisition, have one of the two highest ratings generally obtainable from either Standard & Poor’s Corporation or Moody’s Investors Services, Inc.; (e) tax-exempt commercial paper of United States municipal, state or local governments rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Services, Inc. and maturing within twelve (12) months after the date of acquisition thereof; (f) any other items selected by the Borrower and approved by the Lender (which approval shall not be unreasonably withheld or delayed); or (g) any mutual fund or other pooled investment vehicle which invests principally in the foregoing obligations.

“Closing Date” shall mean the date of this Agreement, simultaneously with the funding of the Term Loan and the initial Advance.

“Closing Fees” shall mean a closing fee in the amount of $530,000 which shall be payable in accordance with Section 2.03(a) below.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Collateral” shall mean all collateral pledged by the Borrower and/or any of the Subsidiaries as security for the payment and performance of the Obligations, whether pursuant to the Collateral Agreement or any other Security Document.

“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, by and among the Borrower, the Subsidiaries and the Lender, as same may be amended, modified, supplemented and/or restated from time to time.

“Common Stock” shall mean the authorized common stock of the Company, $.0001 par value per share.

“Confidential Information” shall mean information that the Borrower furnishes to the Lender pursuant to any Loan Document, but does not include any such information once such information has become, or if such information is, generally available to the public or available to the Lender from a source other than the Borrower which is not, to the Lender’s knowledge, bound by any confidentiality agreement in respect thereof.

“Contract” shall mean any indenture, agreement (other than this Agreement), other contractual restriction, lease in which the Borrower or any Subsidiary is a lessor or lessee, license or instrument.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to each bank account (including lockbox service) and/or securities account maintained by or in the name of the Borrower or any Subsidiary from time to time, an agreement, in form and substance reasonably satisfactory to the Lender and executed and delivered by the Borrower (or the subject Subsidiary, as applicable) and the account intermediary, whereby the account intermediary acknowledges the Lender’s Lien on such account and all funds or property therein, and “control” (within the meaning of the UCC) over such account is established in favor of the Lender.

“CPR” shall mean ClearPoint Resources, Inc., a Delaware corporation which is a Wholly-Owned Subsidiary of the Borrower.

“Debt Extension Agreements” shall mean, collectively, (a) an agreement, in form and substance reasonably satisfactory to the Lender, pursuant to which ALS, LLC shall defer any principal payments on Indebtedness owed by the Borrower or any Subsidiary until a date not earlier than March 31, 2014, and (b) an agreement, in form and substance reasonably satisfactory to the Lender, pursuant to which B&N Associates, LLC, Alyson P. Drew, Fergco Bros. Partnership and Matthew Kingfield shall defer all principal payments on Indebtedness to such Persons owed by the Borrower or any Subsidiary until a date not earlier than March 31, 2010.

“Default” shall mean any of the events specified in Article VII hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disclosure Schedule” shall mean the disclosure schedule, dated as of the Closing Date, executed and delivered by the Borrower to the Lender, the section numbers of which correspond to the Section numbers of this Agreement.

“Dollars” or “$” shall mean United States Dollars, lawful currency for the payment of public and private debts.

“Domestic Subsidiary” shall mean any Subsidiary which is incorporated or formed under the laws of the United States, any State or Commonwealth in the United States, or the District of Columbia.

“EBITDA” shall mean, for the subject period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income, plus (b) Interest Expense deducted in the calculation of such Net Income, plus (c) all income taxes deducted in the calculation of such Net Income, plus (d) depreciation and amortization expense deducted in the calculation of such Net Income, plus (e) other non-cash charges and expenses deducted in the calculation of such Net Income, excluding accruals for cash operating expenses made in the ordinary course of business, minus (f) any and all dividends and distributions made by the Borrower to its stockholders, plus (g) expenses deducted in the calculation of such Net Income which were non-recurring, one-time and/or extraordinary in nature.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person which is under common control with the first Person within the meaning of Section 414(b) or 414(c) of the Code; provided, however, that with respect to the Borrower, no Person which is an Affiliate of the Lender (other than the Borrower and its Subsidiaries) shall be deemed an ERISA Affiliate for purposes of this Agreement

“Event of Default” has the meaning set forth in Article VII below.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.01(a) below.

“Fiscal Year” shall mean the fiscal year of the Borrower which ends on December 31 of each year.

“Fixed Charges” shall mean, for the period in question, the sum of (a) all cash principal payments scheduled or required to be made during or with respect to such period in respect of Indebtedness of the Borrower and its Subsidiaries (excluding mandatory prepayments in respect of the Term Loan and the Revolving Credit Note), plus (b) all cash Interest Expense of the Borrower and its Subsidiaries for such period, plus (c) all cash income taxes paid or accrued for the Borrower and its Subsidiaries for such period.

“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied, unless the context otherwise requires, with respect to any financial terms contained herein, as then in effect with respect to the preparation of financial statements; provided, however, that in the event of any change in GAAP which materially affects any numerical or financial calculation under this Agreement, then the parties shall negotiate in good faith appropriate amendments to such numerical or financial covenants or calculations (pending which GAAP shall be applied hereunder without giving effect to such change in GAAP).

“Government Approval” shall mean an authorization, consent, non-action, approval, license or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Guaranty”, “Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, shall mean (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such obligation, and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation by any means (including, without limitation, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the Closing Date (and as same may be amended, modified, supplemented and/or restated from time to time), executed by each Subsidiary in favor of the Lender, pursuant to which the Subsidiaries will guaranty the full and timely payment and performance of all of the Obligations.

“iLabor Revenue” shall mean the amount of cash receipts received by the Borrower and its Subsidiaries during the subject calculation period from or arising out of the iLabor platform, net of payments required to be made to vendors or providers of staffing personnel in respect of such cash receipts.

“Indebtedness” shall mean (without duplication), with respect to any Person, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) any and all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) any liability secured by any mortgage, pledge, lien or security interest on property owned or acquired, whether or not such liability shall have been assumed, (d) obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables and accrued obligations incurred in the ordinary course of business), (f) any obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, and (g) Guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, to be dated as of the Closing Date, by and among the Lender, M&T, the Borrower and CPR, pursuant to which, among other things, (a) the Lender and M&T shall establish their relative rights and priorities with respect to their respective claims against and Liens on the assets of the Borrower and its Subsidiaries, and (b) after giving effect to the payment contemplated by Section 2.04(a)(i) below, M&T shall agree, as long as any Obligations are outstanding, to limit the collection of the remaining Indebtedness owed by the Borrower and/or its Subsidiaries to the proceeds of certain designated assets or sources of collection, and thereafter collect any remaining balance of such Indebtedness after the repayment in full of the Obligations and on a basis otherwise satisfactory to the Lender.

“Interest Expense” shall mean, for the relevant period, interest expense (including, without limitation, interest attributable to Capitalized Leases in accordance with GAAP) and fees (including, without limitation, the Closing Fees and financing fees and costs associated with the transactions contemplated by this Agreement and any other financings permitted hereunder) with respect to Indebtedness.

“Investment”, as applied to the Borrower or any Subsidiary, shall mean: (a) any shares of capital stock, evidence of Indebtedness or other security issued by any other Person to the Borrower or any Subsidiary, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, other than credit terms extended to customers in the ordinary course of business, (c) any other investment by the Borrower or any Subsidiary in any assets or securities of any other Person, and (d) any commitment to make any Investment.

“Knowledge” or “Known” or words of similar import shall mean, with respect to the Borrower and/or any Subsidiary, the actual knowledge of Michael D. Traina and/or John Phillips, after reasonable inquiry of the appropriate employees of the Borrower and the Subsidiaries; provided, however, that for purposes of the representations and warranties made as of the Closing Date (including any affirmation or reaffirmation made by operation of this Agreement, that relate to the Closing Date), there shall be no requirement for John Phillips to make inquiry of such employees.

“Landlord Waiver” shall mean a landlord waiver, subordination and/or access agreement, in form and substance reasonably satisfactory to the Lender, executed in favor of the Lender by the landlord of a Real Property which is leased by the Borrower or a Subsidiary as lessee.

“Liabilities and Contingencies” has the meaning set forth in Section 3.01(c) below.

“Lien”, as applied to the property or assets (or the income or profits therefrom) of the Borrower or any Subsidiary, shall mean (in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (a) any mortgage, lien, pledge, hypothecation, attachment, assignment, deposit arrangement, encumbrance, charge, lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property (including, without limitation, stock of any Subsidiary) of the Borrower or any Subsidiary, or upon the income or profits therefrom; (b) any arrangement under which any property of the Borrower or any Subsidiary is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of Indebtedness or the performance of any other liability in priority to the payment of the general, unsecured creditors of the Borrower or any Subsidiary; (c) any Indebtedness or liability which remains unpaid after the same shall become due and payable and which, if unpaid, by law or otherwise is given any priority whatsoever over the general unsecured creditors of the Borrower or any Subsidiary; and (d) any agreement (other than this Agreement) or other arrangement which, directly or indirectly, prohibits the Borrower or any Subsidiary from creating or incurring any lien on any of its properties or assets or which conditions the ability to do so on the security, on a pro rata or other basis, of Indebtedness other than Indebtedness outstanding under this Agreement.

“Loan Documents” shall mean the collective reference to this Agreement, the Notes, the Security Documents, the Intercreditor Agreement, the Subordination Agreements, the Warrant, the Registration Rights Agreement, and any and all other agreements, instruments, certificates and other documents as may be executed and delivered by the Borrower and/or any of the Subsidiaries pursuant hereto or thereto.

“Loans” shall mean, collectively, the Advances and the Term Loan.

“Lockbox” shall mean the lockbox and/or lockbox account maintained pursuant to the Lockbox Agreement in effect from time to time.

“Lockbox Agreement” shall mean (a) the Lockbox Service Agreement to be entered into on or promptly following the Closing Date, by and between the Lender, CPR and Wachovia Bank National Association, and (b) any replacement lockbox service agreement from time to time.

“Lockbox Bank” shall mean the bank or other financial institution acting under any Lockbox Agreement in effect from time to time.

“M&T” shall mean Manufacturers and Traders Trust Company.

“Material Adverse Effect” shall mean any event, act, omission, condition or circumstance which has or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Subsidiary to pay or perform any of its obligations under any of the Loan Documents, or (c) the validity or enforceability of, or the Lender’s rights and remedies under, any of the Loan Documents, other than due to the acts or omissions of the Lender or any of its Affiliates.

“Maximum Revolver Amount” shall mean $3,000,000, as same is reduced from time to time pursuant to Section 2.01(g) below.

“Monitoring Fee” shall mean the fees payable to the Lender pursuant to Section 2.03(b) below.

“Net Income” shall mean the consolidated net income (or loss) of the Borrower and its Subsidiaries for the period in question, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP; provided, however, that for purposes of calculating Net Income, there shall be excluded and no effect shall be given to any Net Income attributable to any Subsidiary to the extent that the Borrower (or any Subsidiary through which the Borrower owns the subject Subsidiary) is prohibited (by law, Contract, minority ownership rights or otherwise) from receiving a distribution of such Net Income from such Subsidiary.

“Notes” shall mean, collectively, the Revolving Credit Note and the Term Note.

“Obligations” shall mean the collective reference to all Indebtedness and other liabilities and obligations of every kind and description owed by the Borrower and/or any Subsidiaries to the Lender from time to time under or pursuant to this Agreement, the Notes, the Security Documents and the other Loan Documents (excluding the Warrant and Registration Rights Agreement, other than amounts payable from time to time pursuant to Section 2(c) of the Registration Rights Agreement), and/or otherwise in respect of the Loans, however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due.

“Operating Expenses” shall mean all costs of sales, selling, general and administrative expenses, research and development expenses, and all other operating expenses of the Borrower and its Subsidiaries on a consolidated basis, all calculated in accordance with GAAP; provided, that “Operating Expenses” shall not include any amounts deducted or deductible in the calculation of iLabor Revenue.

“Organic Documents” shall mean, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement or other such document of such Person.

“Permitted Discretion” shall mean a determination or judgment made by the Lender in good faith in the exercise of reasonable business judgment from the perspective of a secured lender.

“Permitted Indebtedness” shall mean any and all Indebtedness expressly permitted pursuant to Section 6.01 below.

“Permitted Liens” shall mean those Liens expressly permitted pursuant to Section 6.02 below.

“Person” shall mean any individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Qualified Proceeds” shall mean any and all net proceeds received by the Borrower (or any successor entity) or any Subsidiary at any time and from time to time from any issuance or sale of common stock, preferred stock or other equity securities (including securities convertible into or exchangeable for capital stock of the Borrower), except to the extent that such proceeds are (a) from securities of any kind (i) issued to officers, employees, consultants, advisers or directors of the Borrower or any Subsidiary (including stock issued upon exercise of options, warrants or convertible securities) pursuant to any stock option or stock purchase agreement, plan or other compensatory arrangement approved by the Board of Directors of the Borrower, (ii) received by reason of the direct or indirect conversion or exercise of any options, warrants or convertible securities disclosed in Schedule 3.02 of the Disclosure Schedule, other than an exercise price as described in clause (b) of this definition, (iii) Common Stock issued as a stock dividend or upon any subdivision or combination of Common Stock of the Borrower, or (iv) received from the issuance of Common Stock in connection with an equipment financing, lease line, bank financing, corporate partnering arrangement, joint venture or other similar arrangement that does not represent or is not intended to serve as an equity financing and is approved by the Board of Directors of the Borrower, (b) received in consideration of the extension of the term of the Specified Warrants, (c) proceeds representing payment of an exercise price for any Specified Warrants that have had their exercise price reduced, so long as such exercise price was not reduced to an amount less than 80% of the prevailing market price (or, if there is no ascertainable market price, the fair market value) of the underlying shares at the time of such reduction (provided that any proceeds received by the Borrower in consideration of the Borrower’s agreement to reduce the exercise price to an amount less than 80% of the prevailing market price (or, if there is no ascertainable market price, the fair market value) of the underlying shares at the time of such reduction shall not be excluded from “Qualified Proceeds”), and/or (d) within ninety (90) days (plus such reasonable extension, not to exceed ninety (90) days, as may be required to obtain any required regulatory approvals) after the receipt thereof, applied to pay the purchase price and/or directly associated expenses of the Borrower’s acquisition (directly or through a Wholly-Owned Subsidiary) of another business, in each case subject to the requirements of this Agreement and the Collateral Agreement. In determining the amount of such net proceeds, (i) in the case of an issuance or sale of common stock, preferred stock or other equity securities, the gross proceeds of the subject offering, issuance or sale, net of only those reasonable expenses incurred by the Borrower or the subject Subsidiary directly related to the subject issuance or sale, exclusive of any fees or commissions paid to any officer, director or other Affiliate of the Borrower or any Affiliate of any of the foregoing, and (ii) in the case of any “reverse merger,” share exchange or other such transaction, the total consolidated cash and cash equivalents of the other party or parties to such transaction at the time of the consummation of such transaction, net of only those reasonable expenses incurred by the Borrower, its Subsidiaries or such other party or parties directly related to such transaction, exclusive of any fees or commissions paid to any officer, director or other Affiliate of the Borrower or such other party or parties or any Affiliate of any of the foregoing.

“Real Properties” shall mean, collectively, any real properties (land, buildings and/or improvements) now owned or leased or occupied by the Borrower or any of the Subsidiaries, and, during the period of the Borrower’s and/or Subsidiary’s occupancy thereof, any other real properties heretofore owned or leased by the Borrower or any Subsidiary (provided that, with respect to leased properties, the term “Real Property” shall refer only to the portion of the subject property (excluding common areas) leased by the Borrower or a Subsidiary).

“Registration Rights Agreement” shall mean the Registration Rights Agreement, to be dated as of the Closing Date, made by the Borrower for the benefit of the Lender and all other and/or subsequent Holders (as such term is defined in the Registration Rights Agreement), as same may be amended, modified, supplemented and/or restated from time to time.

“Revolving Credit Commitment” shall mean the Lender’s agreement to make Advances to the Borrower within the limitations set forth in Section 2.01 below.

“Revolving Credit Maturity Date” shall mean December 31, 2010; provided, however, that in the event that the Advances are prepaid or required to be prepaid pursuant to Section 2.07 below, then the Revolving Credit Maturity Date shall be deemed to have occurred simultaneously with such prepayment or required prepayment.

“Revolving Credit Note” shall mean the promissory note of the Borrower issued to the Lender to represent the Advances and interest thereon, as described in Section 2.01(f) below.

“Royalties” shall mean any and all license fees, royalties, use fees and/or other such payments (however denominated or named) payable from time to time to the Borrower and/or its Subsidiaries pursuant to (a) the Managed Services Agreement dated as of January 1, 2008 by and between CPR and Townsend Careers, LLC, (b) the iLabor Network Supplier Agreement dated as of February 28, 2008 by and between CPR, StaffChex, Inc. and StaffChex Servicing, LLC, (c) the Temporary Help Services Subcontract dated April 8, 2008 by and between CPR and Koosharem Corp., (d) the License Agreement dated April 8, 2008 by and between Koosharem Corp. and CPR, and (e) any amendments or extensions of the foregoing; and, to the extent that Koosharem Corp. fails to make payments under its agreements for any payment period (an “Affected Period”), then payments made by other customers and attributable to Koosharem Corp. in respect of the iLabor platform for such Affected Period shall be deemed to be Royalties.

“Sale” shall mean any transaction or series of related transactions (a) whereby a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock and common stock counted on a fully diluted basis) is sold, assigned or transferred, (b) whereby the Borrower issues shares of its capital stock which, after giving effect to such transaction or transactions, constitute a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock and common stock counted on a fully diluted basis), (c) whereby Control of the Borrower is held by a Person (or group of Persons acting in concert) who does not hold such Control on the date of this Agreement, (d) in which the Borrower is a constituent party to any merger or consolidation and as a result thereof (i) the holders of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock) immediately prior to such merger or consolidation cease to own a majority of the outstanding capital stock of the Borrower which ordinarily has voting power for the election of directors (including preferred stock counted on an “as converted” basis into common stock), or (ii) the Borrower is not the surviving corporation, or (e) whereby all or any material portion of the assets of the Borrower or any Subsidiary are sold, assigned or transferred; provided, however, that a “Sale” shall not be deemed to have occurred by reason of any of the aforedescribed transactions (other than a sale of assets) if, after giving effect to the consummation of the subject transaction, (A) the Borrower or the surviving entity in such transaction shall be a corporation whose common stock is traded or listed on any national securities exchange, the Nasdaq Global Market, or the Nasdaq Global Select Market or is actively quoted on the OTC Bulletin Board, (B) if the surviving entity is not the Borrower, then such surviving entity assumes all of the Borrower’s obligations under the Warrant (on the same exchange or conversion basis as the outstanding Common Stock was treated in the subject transaction) and the Registration Rights Agreement, (C) the Borrower or other surviving entity is Controlled by one or more significant stockholders of the Borrower on the date of this Agreement, and (D) no Default or Event of Default occurred in the performance of the subject transaction or exists upon the consummation of the subject transaction.

“SEC” shall mean the United States Securities and Exchange Commission, and any successor agency performing the functions thereof.

“SEC Reports” shall mean the periodic and current reports, registration statements, proxy statements and other reports filed or required to be filed by the Borrower with the SEC pursuant to the Act and/or the Exchange Act, and any amendments or supplements thereto filed with the SEC.

“Security Documents” shall mean the Collateral Agreement, any collateral assignments, control agreements, financing statements or other such agreements or documents pursuant thereto, the Acknowledgments of Pledge, the Lockbox Agreement, the Guaranty Agreement, the Validity Guaranties, and any other agreements or instruments (including, without limitation, Control Agreements and Landlord Waivers) securing or creating or evidencing Liens securing the Obligations.

“Specified Warrants” shall mean those outstanding warrants of the Borrower that trade under the ticker symbol CPBRW (including the warrants that are part of the units that trade under the ticker symbol CPBRU).

“Subordinated Debt” shall mean all Indebtedness for money borrowed and other liabilities of the Borrower, whether or not evidenced by promissory notes, which is contractually subordinated in right of payment, in a manner satisfactory to the Lender (as evidenced by the Lender’s prior written approval thereof), to all Obligations of the Borrower to the Lender.

“Subordination Agreements” shall mean, collectively, subordination agreements, in form and substance reasonably satisfactory to the Lender, with (a) ALS, LLC, and (b) B&N Associates, LLC, Alyson P. Drew, Fergco Bros. Partnership and Matthew Kingfield, respectively, pursuant to which such holders of Indebtedness of the Borrower and/or CPR (as the case may be) shall agree, among other things, (i) not to accept any prepayment of any such Indebtedness, and (ii) upon notice of an Event of Default, not to accept any payment (scheduled, accelerated or otherwise) in respect of such Indebtedness except after such time or upon such conditions as shall be satisfactory to the Lender.

“Subsidiary” or “Subsidiaries” shall mean the individual or collective reference to any corporation, limited liability company or other entity of which 50% or more of the outstanding shares of stock or other equity interests of each class having ordinary voting power and/or rights to profits (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Borrower, directly or indirectly through one or more Subsidiaries of the Borrower.

“Term Loan” shall mean the term loan in the repayable principal amount of $9,000,000 to be made pursuant to Section 2.02(a) below.

“Term Note” shall mean the promissory note of the Borrower issued to the Lender as described in Section 2.02(e) below.

“Term Note Maturity Date” shall mean December 31, 2010.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and hereafter from time to time.

“Validity Guaranties” shall mean the collective reference to the Validity Guaranties, to be dated as of the Closing Date, by and among the Lender, the Borrower and Michael D. Traina, and by and among the Lender, the Borrower and John Phillips, respectively.

“Warrant” shall mean the warrants to purchase shares of Common Stock (such warrant covering an aggregate of 2,210,825 shares of Common Stock, subject to adjustment) to be issued by the Borrower to the Lender on the Closing Date.

“Warrant Approval” shall mean the full, final and effective approval by stockholders of the Borrower (after delivery of any required information statement or proxy material) of the full Warrant hereunder and the full warrants to be issued to M&T pursuant to the agreement contemplated by Section 4.03(a) below.

“Wholly-Owned Subsidiary” shall mean each Domestic Subsidiary of which all of the outstanding equity securities (other than directors’ qualifying shares) are owned by the Borrower or another such Wholly-Owned Subsidiary.

Section 1.02. Use of Defined Terms. All terms defined in this Agreement shall have their defined meanings when used in the Notes, the Security Documents, the other Loan Documents, and all certificates, reports or other documents made or delivered pursuant to this Agreement, unless otherwise defined therein or unless the specific context shall otherwise require.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.04. Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

II. GENERAL TERMS

Section 2.01. Revolving Credit Loans.

(a) Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees to extend to the Borrower a secured revolving credit facility, from the Closing Date to the Revolving Credit Maturity Date, in an aggregate principal amount not to exceed, at any time outstanding, the Maximum Revolver Amount then in effect (the “Revolving Credit Commitment”).

(b) Such revolving credit loans are herein sometimes referred to individually as an “Advance” and collectively as the “Advances.” Subject at all times to all of the terms and conditions of this Agreement, from the Closing Date to the Revolving Credit Maturity Date and within the limits of the Revolving Credit Commitment, the Lender shall lend, and the Borrower may borrow, prepay (without premium or penalty) and reborrow under this Section 2.01. Each request for an Advance (i) shall be irrevocable, (ii) shall be deemed to constitute an express affirmation that all conditions precedent set forth in part B of Article IV below are satisfied on the date of such request and will be satisfied on the requested Borrowing Date, and (iii) shall be made to the Lender in writing, not later than three (3) Business Days prior to the requested Borrowing Date, by an authorized officer of the Borrower or by telephonic communication by such authorized officer to the Lender, which shall be confirmed by written notice to the Lender to be delivered to the Lender by the Business Day next following the subject request. In no event shall the Borrower request, or shall the Lender be required to honor, (A) any request for an Advance in an amount greater than the Availability at such time, (B) any request for an Advance in an amount less than $100,000 (or, if less, the remaining Availability at such time), or (C) more than two (2) requests for the borrowing of Advances in any seven (7) calendar day period. Anything elsewhere contained in this Agreement to the contrary notwithstanding, on the Closing Date, the Lender shall make an Advance to the Borrower in an amount equal to the Closing Fees plus the amount due pursuant to Section 4.05 below.

(c) The Borrower shall pay the Lender interest on all Advances at the rate(s) per annum as in effect from time to time in accordance with the Revolving Credit Note. Such interest shall be payable monthly in arrears on the first day of each calendar month and on the Revolving Credit Maturity Date, and shall be computed on the daily unpaid balance of all Advances made under the Borrower’s revolving credit loan accounts with the Lender, based on a three hundred sixty (360) day year, counting the actual number of days elapsed. The Borrower hereby authorizes the Lender to charge the Borrower’s revolving credit loan accounts for all such interest; provided, however, that the Lender shall be under no obligation to make any such charge to the Borrower’s revolving credit loan accounts (including, without limitation, if there is insufficient Availability at the time such interest is due and payable).

(d) In the event and to the extent that, at any time, the outstanding principal amount of Advances exceeds the Maximum Revolver Amount then in effect, then the Borrower shall immediately, without notice or demand, make a payment to the Lender in respect of the Advances in an amount sufficient to cause the outstanding principal amount of Advances to be equal to or less than the Maximum Revolver Amount then in effect.

(e) Unless sooner due and payable by reason of an Event of Default hereunder having occurred and having been continuing at the time of acceleration, the Borrower shall pay in full all of the Obligations to the Lender in respect of all Advances on or prior to the Revolving Credit Maturity Date.

(f) All Advances shall be evidenced by a secured Revolving Credit Note of the Borrower payable to the Lender or registered assigns.

(g) Effective as of the first day of each calendar month commencing January 1, 2010, the Maximum Revolver Amount shall be reduced by an amount equal to five and one-half (5.5%) percent of the Maximum Revolver Amount as in effect during the immediately preceding calendar month; and to the extent that, after giving effect to any such reduction, the outstanding Advances shall exceed the Revolving Credit Commitment, then the Borrower shall immediately, without notice or demand, make a payment to the Lender in respect of the Advances in an amount sufficient to cause the outstanding principal amount of Advances to be equal to or less than the Revolving Credit Commitment then in effect. In addition, the Borrower may, at its option, without payment of any premium or penalty, terminate or reduce the Maximum Revolver Amount at any time by giving ten (10) Business Days’ prior written notice thereof to the Lender, and paying to the Lender, (i) on the date fixed for termination, an amount equal to the sum of all outstanding principal and accrued interest of the Advances, or (ii) on the date fixed for reduction, any amount required to cause the outstanding Advances to be equal to or less than the Revolving Credit Commitment then in effect.

Section 2.02. Term Loan.

(a) Subject at all times to all of the terms and conditions of this Agreement, the Lender hereby agrees to extend to the Borrower a Term Loan repayable in the principal amount of $9,000,000. Notwithstanding such stated principal amount and the stated principal amount of the Term Note, the Lender shall only be required to fund to the Borrower the principal sum of $8,000,000 in respect of the Term Loan, and the $1,000,000 difference shall be treated as original issue discount. The $8,000,000 fundable amount of the Term Loan shall be borrowed in a single borrowing on the Closing Date, and any principal amounts repaid in respect of the Term Loan may not be reborrowed.

(b) The Term Loan shall be repayable in accordance with the schedule of payments set forth in the Term Note. The Borrower shall be required to prepay the Term Loan (i) in full upon the consummation of any Sale, and (ii) in part from time to time in the event and to the extent of thirty (30%) percent of any and all Qualified Proceeds received by the Borrower or any Subsidiary from time to time. With respect to any prepayment under the foregoing clause (ii), same shall be due and payable as and when the amount of Qualified Proceeds is determined (i.e., upon receipt of such Qualified Proceeds in the event that no acquisition transaction is then pending, or ninety (90) days (plus such reasonable extension, not to exceed 90 repeat days, as may be required to obtain any required regulatory approvals) after receipt of such Qualified Proceeds to the extent that such Qualified Proceeds have not been applied to the purchase price and/or related expenses of a consummated business acquisition), and shall be applied to the principal of the Term Note in inverse order of maturity.

(c) The Borrower shall pay the Lender interest on the principal balance of the Term Loan at the rate(s) per annum as in effect from time to time in accordance with the Term Note. Such interest shall be payable monthly in arrears on the first day of each calendar month and on the Term Note Maturity Date, and shall be computed on the daily unpaid balance of the Term Loan, based on a three hundred sixty (360) day year, counting the actual number of days elapsed. The Borrower and CPR hereby authorize the Lender to collect any and all such interest and any principal amounts due and payable from the Lockbox and/or charge the Borrower’s revolving credit loan accounts for all such interest and/or for any or all principal amounts due and payable in respect of the Term Loan; provided, however, that (i) if and to the extent that the Lender makes any such charge to the Borrower’s revolving credit loan accounts at any time and from time to time for the payment of the principal of the Term Loan, the Lender shall promptly thereafter cause such additional Advances to be repaid by applying any collected balances in the Lockbox, to the extent of such collected balances, and (ii) the Lender shall be under no obligation to make any such charge to the Borrower’s revolving credit loan accounts (including, without limitation, if there is insufficient Availability at the time such interest and/or principal is due and payable).

(d) Unless sooner due and payable by reason of an Event of Default hereunder having occurred and having been continuing at the time of acceleration, the Borrower shall pay to the Lender all of the then-outstanding Obligations in respect of the Term Loan on the Term Note Maturity Date.

(e) The Term Loan shall be evidenced by a secured Term Note of the Borrower payable to the Lender or registered assigns.

Section 2.03. Fees and Premiums.

(a) The Borrower shall pay the applicable Closing Fees to the Lender simultaneously with the funding of the Term Loan on the Closing Date. Such Closing Fees shall be deemed fully earned on the Closing Date, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances.

(b) The Borrower shall further pay to the Lender, on the first (1st) day of each calendar month prior to the Revolving Credit Maturity Date or the earlier termination of the Revolving Credit Commitment and payment of the Obligations in accordance with Section 2.01(g) above, and upon the termination of the Revolving Credit Commitment and payment of the Obligations thereon, a collateral monitoring, availability and administrative fee in an amount equal to fifteen one-hundredths of one percent (0.15%) of the average daily outstanding principal amount of Advances during the immediately preceding calendar month (which shall be appropriately prorated, based on a 30-day month, for any partial calendar month).

(c) Payments received in respect of the Obligations after 2:00 p.m. Eastern time on any day shall be deemed to be received on the next succeeding Business Day, and if any payment is received other than by wire transfer of immediately available funds, such payment shall be subject to three (3) Business Days’ clearance prior to being credited to the Obligations for interest calculation purposes.

(d) In the event that the Lender notifies the Borrower that the Lender is ready, willing and able to fund the Loans on substantially the terms of this Agreement and the Closing Date has not occurred within ten (10) days thereafter other than due to the fault of the Lender, then the Lender may, at any time thereafter until the Closing Date, terminate this Agreement by written notice to the Borrower, in which event the Borrower shall immediately pay to the Lender (i) an amount equal to all out-of-pocket costs, charges and expenses incurred by the Lender in respect of the transactions contemplated by this Agreement (to the extent in excess of the $50,000 deposit heretofore paid to the Lender by the Borrower), up to an aggregate amount in respect of such costs, charges and expenses not exceeding $100,000 (inclusive of such deposit), and (ii) an additional fee in the amount of $150,000; and to the extent that Lender’s aggregate out-of-pocket costs, charges and expenses as aforesaid are less than the $50,000 deposit heretofore received by the Lender, then the unused portion of such deposit shall be applied to the fee under the foregoing clause (ii). This Section 2.03(d) shall survive any termination of this Agreement.

Section 2.04. Use of Proceeds. The Borrower shall utilize the proceeds of the Loans (a) on the Closing Date, (i) to repay approximately $1,000,000 of then-outstanding Indebtedness owed by the Borrower to M&T, (ii) to repay then-outstanding Indebtedness in those amounts and to those Persons set forth in Schedule 2.04 of the Disclosure Schedule, and (iii) to pay out-of-pocket costs and expenses incurred by the Borrower relating to the transactions contemplated by this Agreement, and (b) from and after the Closing Date, for working capital and other general corporate purposes of the Borrower.

Section 2.05. Further Obligations. With respect to all Obligations for which the interest rate is not otherwise specified herein or in the Term Note or applicable Loan Documents (whether such Obligations arise hereunder, pursuant to the Notes or Security Documents, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time pursuant to the Revolving Credit Note.

Section 2.06. Application of Payments. All amounts paid to or received by the Lender in respect of the Obligations from whatever source (whether from the Borrower, any Subsidiary pursuant to the Guaranty Agreement, any realization upon any Collateral, or otherwise) shall, unless otherwise specified in this Agreement or otherwise directed by the Borrower with respect to any particular payment (unless an Event of Default shall then be continuing, in which event the Lender may disregard the Borrower’s direction), be applied (a) first, to reimburse the Lender for all out-of-pocket costs and expenses incurred by the Lender which are reimbursable to the Lender in accordance with this Agreement, the Notes and/or any of the other Loan Documents, (b) next, to any accrued but unpaid fees, (c) next, to unpaid accrued interest on the Term Loan, (d) next, to unpaid accrued interest on the Advances, (e) next, to the outstanding principal of the Term Loan, to the extent then due and payable, (f) next, to the outstanding principal of the Advances, and (g) finally, to the payment of any other outstanding Obligations; provided, however, that during the continuance of an Event of Default, the Lender may apply any and all such amounts to such of the Obligations as the Lender may determine in its sole and absolute discretion. After payment in full of the Obligations (to the extent then due and payable), any further amounts paid to or received by the Lender in respect of the Obligations shall be paid over to the Borrower or such other Person(s) as may be legally entitled thereto.

Section 2.07. Sale or Maturity Date. Anything elsewhere contained in this Agreement and/or the Notes to the contrary notwithstanding, (a) the Revolving Credit Commitment shall terminate and the Advances, the Term Loan and all other Obligations shall become immediately due and payable, without requirement of notice or demand, upon the consummation of any Sale, and (b) the Revolving Credit Commitment shall terminate and the Advances, the Term Loan and all other Obligations shall become immediately due and payable, without requirement of notice or demand, on the Revolving Credit Maturity Date and the Term Note Maturity Date.

Section 2.08. Obligations Unconditional.

(a) The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of the Borrower, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the Lender. All payments required by this Agreement and/or the Notes shall be paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If the Borrower is required by Applicable Law to make such a deduction or withholding from a payment hereunder, the Borrower shall pay to the Lender such additional amount as is necessary to ensure that, after the making of such deduction or withholding, the Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. The Borrower shall (i) pay the full amount of any deduction or withholding, which it is required to make by Applicable Law, to the relevant authority within the payment period set by the relevant Applicable Law, and (ii) promptly after any such payment, deliver to the Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to the Lender.

(b) If, at any time and from time to time after the Closing Date, (i) any change in any existing Applicable Law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new Applicable Law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by the Lender with any request or directive (whether or not having the force of law) from any governmental authority (A) subjects the Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to the Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of the Lender or its members), or (B) imposes on the Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to the Lender of making or continuing any Loan or to reduce any amount receivable hereunder, then, in any such case, the Borrower shall promptly pay to the Lender any additional amounts necessary to compensate the Lender, on an after-tax basis, for such additional cost or reduced amount as determined by the Lender. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.08(b), the Lender shall promptly notify the Borrower of the event by reason of which the Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 2.08(b) submitted by the Lender to the Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 2.09. Reversal of Payments. To the extent that any payment or payments made to or received by the Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other person under any state or federal bankruptcy or other such law, then, to the extent thereof, such amounts shall be revived as Obligations and continue in full force and effect hereunder as if such payment or payments had not been received by the Lender.

III. REPRESENTATIONS AND WARRANTIES

As of the Closing Date, on each day when an Advance is requested, and on each Borrowing Date (unless the representation and warranty relates solely to a specific date, in which case such representation and warranty shall continue to relate to such specific date), the Borrower hereby makes the following representations and warranties to the Lender, all of which representations and warranties shall survive the Closing Date, the delivery of the Notes and the making of the Loans, shall be continuing in nature so long as any Obligations are outstanding or the Revolving Credit Commitment remains in effect, and are as follows:

Section 3.01. Financial Matters.

(a) The Borrower has heretofore furnished to the Lender (i) the audited consolidated financial statements (including balance sheets, statements of income and statements of cash flows, and including the notes thereto) of the Borrower and its Subsidiaries as at December 31, 2006 and 2007, and for the Fiscal Years then ended, and (ii) the unaudited consolidated financial statements of the Borrower and its Subsidiaries (including the notes thereto) as of March 31, 2008 and for the three (3) months then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP and Regulation S-X promulgated under the Act on a consistent basis for all periods (subject, in the case of unaudited statements, to the absence of full footnote disclosures, and to normal non-material audit adjustments), (ii) are complete and correct in all material respects, (iii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of said dates, and the results of their operations for the periods stated, (iv) contain and reflect all necessary material adjustments and accruals for a fair presentation of the Company’s consolidated financial condition and the results of its consolidated operations as of the dates of and for the periods covered by such Financial Statements, and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities (including, without limitation, deferred revenues) of the Company and its Subsidiaries, fixed or contingent, and the results of their operations and transactions in their accounts, as of the dates and for the periods referred to therein.

(c) Except as set forth in Schedule 3.01 of the Disclosure Schedule, the Borrower and its Subsidiaries do not have any liabilities, obligations or commitments of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise (collectively “Liabilities and Contingencies”), including, without limitation, Liabilities and Contingencies under employment agreements and with respect to any “earn-outs”, stock appreciation rights, or related compensation obligations, except: (i) Liabilities and Contingencies disclosed in the Financial Statements or footnotes thereto, (ii) Liabilities and Contingencies incurred in the ordinary course of business and consistent with past practice since the date of the most recent Financial Statements, or (iii) those Liabilities and Contingencies which are not required to be disclosed under GAAP. The reserves, if any, reflected on the consolidated balance sheet of the Borrower and its Subsidiaries included in the most recent Financial Statements are appropriate and reasonable. Neither the Borrower nor any of its Subsidiaries has had or presently has any Indebtedness for money borrowed, outstanding obligations for the purchase price of property, contingent obligations or liabilities for taxes, or any unusual forward or long-term commitments, except as specifically set forth or provided for in the Financial Statements or in Schedule 3.01 of the Disclosure Schedule.

(d) Since the date of the most recent Financial Statements, except for the transactions pursuant to the Loan Documents and except as set forth in Schedule 3.01 of the

Disclosure Schedule, there has been no material adverse change in the working capital, condition (financial or otherwise), assets, liabilities, reserves, business, management or Business Operations of the Borrower or any of its Subsidiaries, including, without limitation, the following:

(i) there has been no material change in any assumptions underlying, or in any methods of calculating, any bad debt, contingency or other reserve relating to the Borrower or any Subsidiary;

(ii) there have been (A) no write-downs in the value of any inventory of, and there have been no write-offs as uncollectible of any notes, Accounts or other receivables of, the Borrower or any Subsidiary other than write-offs of accounts receivable reserved in full as of the date of the most recent financial statements delivered to the Lender, and (B) no reserves established for the uncollectibility of any notes, Accounts or other receivables of the Borrower or any Subsidiary except to the extent that same have been disclosed to the Lender in writing;

(iii) no debts have been cancelled, no claims or rights of substantial value have been waived and no properties or assets (real, personal or mixed, tangible or intangible) have been sold, transferred, or otherwise disposed of by the Borrower or any Subsidiary except (A) dispositions of worn-out or obsolete personal property, and (B) otherwise in the ordinary course of business and consistent with past practice;

(iv) there has been no change in any method of accounting or accounting practice utilized by the Borrower or any Subsidiary;

(v) no material casualty, loss or damage has been suffered by the Borrower or any Subsidiary, regardless of whether such casualty, loss or damage is or was covered by insurance;

(vi) to the Borrower’s Knowledge, (A) there have been no announced changes in the policies or practices of any customer, supplier or referral source which would reasonably be expected to have a Material Adverse Effect, and (B) no material Account Debtor has suffered or effected any of the conditions described in Sections 7.01(f) or 7.01(g) below or otherwise indicated in writing its inability to or its anticipated inability to pay its debts and obligations as they become due;

(vii) there has been no incurrence by the Company or any Subsidiary of (A) any material liability or obligation outside of the ordinary course of business, or (B) any Indebtedness other than Permitted Indebtedness;

(viii) there has been no declaration, setting aside or payment of any dividend or distribution or any other payment of any kind by the Borrower to or in respect of any equity securities of the Borrower; and

(ix) No action described in this Section 3.01(d) has been agreed to be taken by the Borrower or any Subsidiary.

(e) Except as otherwise provided in the SEC Reports, as evaluated at the end of each fiscal quarter in the case of disclosure controls and procedures, and as evaluated at the end of each Fiscal Year in the case of internal controls, the Borrower and its Subsidiaries have in place adequate systems of internal controls and disclosure controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and Regulation S-X and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the Borrower and its management are able to obtain timely and accurate information regarding the Business Operations and all material transactions relating to the Borrower and the Subsidiaries; and no material deficiency exists with respect to the Borrower’s or any Subsidiary’s systems of internal controls.

(f) All of the SEC Reports, as of the respective dates thereof (but giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), complied in all material respects, as applicable, with the Act and the Exchange Act.

Section 3.02. Organization; Corporate Existence.

(a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is qualified to do business as a foreign corporation in each jurisdiction (including, without limitation, the Commonwealth of Pennsylvania) in which the failure of the Borrower to be so qualified would have a Material Adverse Effect, and (iv) has all requisite corporate power and authority to execute and deliver, and perform all of its obligations under, the Loan Documents. True and complete copies of the Organic Documents of the Borrower, together with all amendments thereto, have been furnished to the Lender.

(b) On the date of this Agreement, the outstanding capital stock of the Borrower, the number, amount and holders of all outstanding options, warrants, convertible securities, subscriptions and other rights to acquire capital stock of the Company, and the holders of all registration rights in respect of Common Stock (and the number of shares of Common Stock covered by such registration rights), are as set forth in Schedule 3.02 of the Disclosure Schedule.

(c) Schedule 3.02 of the Disclosure Schedule further sets forth, with respect to each Subsidiary on the date of this Agreement, (i) its proper legal name, (ii) its jurisdiction of incorporation or formation, (iii) the jurisdictions in which it is qualified to do business as a foreign entity, (iv) the number of shares of capital stock or ownership interests outstanding, and (v) the owner of such outstanding capital stock or other ownership interests. Each of the Subsidiaries (A) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (B) has all requisite power and authority to own its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, and to execute and deliver, and perform all of its obligations under, the Loan Documents to which it is a party, and (C) is not required to be qualified to do business as a foreign entity in any jurisdiction in which it is not so qualified and the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. True and complete copies of the Organic Documents of each Subsidiary, together with all amendments thereto to the date hereof, have been furnished to the Lender.

Section 3.03. Authorization.

(a) The execution, delivery and performance by the Borrower and the Subsidiaries of their respective obligations under the Loan Documents have been duly authorized by all requisite corporate, company and other action and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any provision of Applicable Law, any order of any court or other agency of government, any provision of the Organic Documents of the Borrower or any Subsidiary, or any material Contract, indenture, agreement or other instrument to which the Borrower or any of the Subsidiaries is a party, or by which the Borrower or any of the Subsidiaries or any of its assets or properties are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or, except as may be provided in the Loan Documents, result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of the Borrower or any of the Subsidiaries pursuant to, any Contract, indenture, agreement or other instrument. When executed and delivered, each Loan Document to which the Borrower or any Subsidiary is a party will constitute the valid and binding obligation of the Borrower or such Subsidiary (as applicable), enforceable against the Borrower or such Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general principles of equity.

(b) Neither the Borrower nor any of the Subsidiaries is required to obtain any Government Approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents.

Section 3.04. Litigation. Except as disclosed on Schedule 3.04 of the Disclosure Schedule, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the Knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries or any of their respective assets, which, if adversely determined, would have a Material Adverse Effect. The Borrower has no Knowledge of any state of facts, events, conditions or circumstances which would properly constitute grounds for or the basis of any meritorious suit, action, arbitration, proceeding or investigation (including, without limitation, any unfair labor practice charges, interference with union organizing activities, or other labor or employment claims) against or with respect to the Borrower or any Subsidiary which, if adversely determined, would have a Material Adverse Effect.

Section 3.05. Material Contracts. Except as disclosed on Schedule 3.05 of the Disclosure Schedule, neither the Borrower nor any of the Subsidiaries is (a) a party to any Contract, agreement or instrument or subject to any charter or other corporate or organizational restriction which has had or, on the date of this Agreement with respect to Contracts or obligations outstanding on the date of this Agreement and at the time of entry into any Contracts or obligations entered into subsequent to the date of this Agreement, could reasonably be expected to have a Material Adverse Effect, (b) a party to any collective bargaining agreement, or (c) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contract, agreement or instrument to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect.

Section 3.06. Title to Properties. The Borrower and each of the Subsidiaries has good title to all of its properties and assets, free and clear of all mortgages, security interests, restrictions, encumbrances or other Liens of any kind, except for restrictions on the nature of use thereof imposed by Applicable Law, and except for Permitted Liens, none of which materially interfere with the use and enjoyment of such properties and assets in the normal course of the Business Operations as presently conducted, or materially impair the value of such properties and assets for the purpose of such business.

Section 3.07. Real Property. Schedule 3.07 of the Disclosure Schedule sets forth a correct and complete list of all Real Properties currently leased or occupied by the Borrower and/or any of the Subsidiaries. Neither the Borrower nor any of the Subsidiaries owns any Real Properties. The Borrower and each Subsidiary has a valid lessee’s interest in each Real Property currently leased or occupied by the Borrower or such Subsidiary. Except as disclosed in Schedule 3.07 of the Disclosure Schedule, neither the Borrower, any Subsidiary, or, to the Borrower’s Knowledge, any other party thereto, is in material breach or violation of any requirements of any such lease; and such Real Properties are in good condition (reasonable wear and tear excepted) and are adequate for the current and proposed businesses of the Borrower and the Subsidiaries. The Borrower intends, promptly after the Closing Date, to complete the consolidation of its corporate headquarters in its offices in Chalfont, Pennsylvania.

Section 3.08. Machinery and Equipment. The machinery and equipment owned and/or used by the Borrower and the Subsidiaries is, as to each individual material item of machinery and equipment, and in the aggregate as to all such equipment, in good and usable condition and in a state of good maintenance and repair (reasonable wear and tear excepted), and adequate for its use in the Business Operations.

Section 3.09. Capitalization. Except as set forth in Schedule 3.02 and Schedule 3.09 of the Disclosure Schedule and for new Subsidiaries formed in accordance with Section 5.11 below, the Borrower does not, directly or indirectly, own any capital stock of or any form of equity interest in any other Person.

Section 3.10. Solvency. After giving effect to the Loans and the other transactions contemplated hereby, the borrowings made and/or to be made by the Borrower under this Agreement do not and will not render the Borrower insolvent or with unreasonably small capital for its business; the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency law, or the liquidation of all or any substantial portion of its assets or property; the Borrower has no knowledge of any Person contemplating the filing of any such petition against the Borrower; and the Borrower reasonably anticipates that it will be able to pay its debts as they mature.

Section 3.11. No Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.12. Margin Securities. The Borrower does not own or have any present intention of acquiring any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

Section 3.13. Taxes.

(a) Except as disclosed in Schedule 3.13 of the Disclosure Schedule, (i) all federal, state and local tax returns and tax reports required to be filed by the Borrower and/or any Subsidiary have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, except where the failure to make any such filing or timely filing would not, individually or in the aggregate, have a Material Adverse Effect, (ii) all material federal, state and local income, franchise, sales, use, property, excise, ad valorem, value-added, payroll and other taxes (including interest, penalties and additions to tax and including estimated tax installments where required to be filed and paid) due from or with respect to the Borrower and the Subsidiaries have been paid to the extent due and payable, and appropriate accruals have been made on the Borrower’s books for taxes not yet due and payable, (iii) all material taxes and other assessments and levies which the Borrower and/or any Subsidiary is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable, and (iv) there are no outstanding or pending material claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Borrower or any Subsidiary, and no outstanding tax Liens.

(b) Except as disclosed in Schedule 3.13 of the Disclosure Schedule, the Borrower has no Knowledge and has not received notice of any pending audit with respect to any federal, state or local tax returns of the Borrower or any Subsidiary, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Borrower or any Subsidiary.

Section 3.14. ERISA. Except as set forth in Schedule 3.14 of the Disclosure Schedule, neither the Borrower nor any ERISA Affiliate of the Borrower maintains or has any obligation to make any contributions to any pension, profit sharing or other similar plan providing for deferred compensation to any employee. With respect to any such plan(s) as may now exist or may hereafter be established by the Borrower or any ERISA Affiliate of the Borrower, and which constitutes an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, except as set forth on Schedule 3.14 of the Disclosure Schedule: (a) the Borrower or the subject ERISA Affiliate has paid and shall cause to be paid when due all amounts necessary to fund such plan(s) in accordance with its terms, (b) except for normal premiums payable by the Borrower to the Pension Benefit Guaranty Corporation (“PBGC”), the Borrower or the subject ERISA Affiliate has not taken and shall not take any action which could result in any material liability to the PBGC, or any of its successors or assigns, (c) the present value of all accrued benefits thereunder shall not at any time exceed the value of the assets of such plan(s) allocable to such accrued benefits, (d) there have not been and there shall not be any transactions such as would cause the imposition of any material tax or penalty under Section 4975 of the Code or under Section 502 of ERISA, which would adversely affect the funded benefits attributable to the Borrower or the subject ERISA Affiliate, (e) there has not been and there shall not be any termination or partial termination thereof (other than a partial termination resulting solely from a reduction in the number of employees of the Borrower or an ERISA Affiliate of the Borrower, which reduction is not anticipated by the Borrower), and there has not been and there shall not be any “reportable event” (as such term is defined in Section 4043(b) of ERISA) on or after the effective date of Section 4043(b) of ERISA with respect to any such plan(s) subject to Title IV of ERISA, (f) no “accumulated funding deficiency” (as defined in Section 412 of the Code) has been or shall be incurred on or after the effective date of Section 412 of the Code, (g) such plan(s) have been and shall be determined to be “qualified” within the meaning of Section 401(a) of the Code, and have been and shall be duly administered in compliance with ERISA and the Code, and (h) the Borrower has no Knowledge of any fact, event, condition or cause which might adversely affect the qualified status thereof. As respects any “multi-employer plan” (as such term is defined in Section 3(37) of ERISA) to which the Borrower or any ERISA Affiliate thereof has heretofore been, is now, or may hereafter be required to make contributions, the Borrower or such ERISA Affiliate has made and shall make all required contributions thereto, and there has not been and shall not be any “complete withdrawal” or “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on the part of the Borrower or such ERISA Affiliate.

Section 3.15. Intellectual Property. Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Borrower and the Subsidiaries own or have the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other intellectual property used, marketed and/or sold in the Business Operations, and the Borrower and the Subsidiaries are in compliance in all material respects with all licenses, user agreements and other such agreements regarding the use of intellectual property used in the Business Operations; and the Borrower has no Knowledge that or received notice claiming that any of such intellectual property infringes upon or violates the valid rights of any other Person.

Section 3.16. Compliance with Laws. The Borrower and the Subsidiaries are in compliance with all occupational safety, health, wage and hour, employment discrimination, environmental, flammability, labeling and other Applicable Law (including, without limitation, healthcare laws and regulations, and healthcare reimbursement laws and regulations) which are applicable to the Business Operations, except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. To the Borrower’s Knowledge, there are no state of facts, events, conditions or occurrences which may now or hereafter constitute or result in a violation of any Applicable Law, or which may give rise to the assertion of any such violation, which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received written notice of default or violation, nor is the Borrower or any Subsidiary in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Borrower’s or any Subsidiaries’ business, affairs, properties or assets, which default(s) or violation(s) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received written notice of or been charged with, or is, to the Borrower’s Knowledge, under investigation with respect to, any violation(s) of any provision of any Applicable Law, which violation(s) would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.17. Licenses and Permits. The Borrower and each Subsidiary has all federal, state and local licenses and permits required to be maintained in connection with the Business Operations, except where the failure to maintain any such license or permit would not, individually or in the aggregate, have a Material Adverse Effect; and all such licenses and permits are valid and in full force and effect. The Borrower and each Subsidiary has complied with the requirements of such licenses and permits in all material respects, and has received no notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. There is no circumstance or condition Known to the Borrower that would cause or permit any of such licenses or permits to be voided, revoked or withdrawn.

Section 3.18. Insurance. Schedule 3.18 of the Disclosure Schedule lists all insurance coverages maintained by the Borrower and the Subsidiaries, including the names of insurers, policy limits and deductibles. Neither the Borrower nor any Subsidiary has received written notice of cancellation or intent not to renew any of such policies, and to the Borrower’s Knowledge, there has not occurred, and there does not exist, any condition (other than general industry-wide conditions) such as would cause any of such insurers to cancel any of such insurance coverages, or would be reasonably likely to materially increase the premiums charged to the Company and the Subsidiaries for coverages consistent with the scope and amounts of coverages as in effect on the date of this Agreement.

Section 3.19. Environmental Laws.

(a) The Borrower and each Subsidiary has complied with all Environmental Laws relating to its business and properties, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect; and to the Borrower’s

Knowledge, there exist no Hazardous Substances in amounts in violation of applicable Environmental Laws on any of the Real Properties the existence of which would have a Material Adverse Effect, except those that are stored and used in compliance with Applicable Laws.

(b) Neither the Borrower nor any Subsidiary has received notice of any pending or threatened litigation or administrative proceeding which in any instance (i) asserts or alleges any violation of applicable Environmental Laws on the part of the Borrower or any Subsidiary, (ii) asserts or alleges that the Borrower or any Subsidiary is required to clean up, remove or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances or materials, or (iii) asserts or alleges that the Borrower or any Subsidiary is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by the Borrower or any Subsidiary. To the Borrower’s Knowledge, neither the Borrower nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To the Borrower’s Knowledge, neither the Borrower nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws. Neither the Borrower nor any Subsidiary is a participant in, nor does the Borrower have Knowledge of, any governmental investigation involving any of the Real Properties.

(c) Neither the Borrower or any Subsidiary nor, to the Borrower’s Knowledge, any other person, firm, corporation or governmental entity has caused or permitted any Hazardous Substances or other materials to be stored, deposited, treated, recycled or disposed of on or at any of the Real Properties which materials, if known to be present, would reasonably be expected to require or authorize cleanup, removal or other remedial action under any applicable Environmental Laws.

(d) As used in this Section 3.19 and in Section 5.08 below, the following terms have the following meanings:

“Environmental Laws” include all federal, state, and local laws, rules, regulations, ordinances, permits, orders, and consent decrees agreed to by the Borrower or any Subsidiary, relating to health, safety, and environmental matters applicable to the business and property of the Borrower or any Subsidiary. Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., as amended; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §2601 et seq., as amended; and the Clean Water Act, 33 U.S.C. §1331 et seq., as amended.

“Hazardous Substances”, “Release”, “Respond” and “Response” shall have the meanings assigned to them in CERCLA, 42 U.S.C. §9601, as amended.

“Notice” means any actual summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letter, or other written communication from the United

States Environmental Protection Agency or other federal, state, or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves management of Hazardous Substances in amounts in violation of Environmental Laws on or transported off any Real Properties; the imposition of any liens asserted by government entities in connection with any Borrower’s or Subsidiary’s response to the presence or Release of Hazardous Substances in amounts in violation of Environmental Laws; and any alleged violation of or responsibility under any Environmental Laws.

Section 3.20. Sensitive Payments. Neither the Borrower nor any Subsidiary has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) made any payments to any person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (d) done business with or proposes to do business with any country, or any Person in any country, which is prohibited or restricted under any Applicable Law of the United States, or engaged in or proposes to engage in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar laws, rules or regulations of any federal, state, local or foreign government or governmental agency.

Section 3.21. Full Disclosure. No statement of fact made by the Borrower in this Agreement or any other Loan Document, in any SEC Report (as of the date thereof, but giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), or in any information memorandum, business summary, agreement, certificate or schedule furnished by the Borrower to the Lender pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make any statements contained herein or therein not misleading. Except for matters of a general economic or political nature which do not affect the Borrower or any Subsidiary uniquely, there is no fact presently Known to the Borrower or any Subsidiary which has not been disclosed to the Lender, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.22. Reaffirmation. Each and every request by the Borrower for Advances shall constitute a reaffirmation of the truth and accuracy of the Borrowers’ representations and warranties made in this Agreement and the Security Documents on and as of the date of such request and the subject Borrowing Date (unless the representation and warranty relates solely to a specific date, in which case such representation and warranty shall continue to relate to such specific date).

IV. CONDITIONS OF MAKING THE LOANS

A. The obligation of the Lender to make the initial Loans hereunder and to consummate the other transactions contemplated hereby are subject to the following conditions precedent:

Section 4.01. Representations and Warranties. The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct on and as of the Closing Date.

Section 4.02. Loan Documents. The Borrower and the Subsidiaries (as applicable) shall have duly executed and/or delivered to the Lender all of the following:

(a) The Notes;

(b) The Guaranty Agreement, the Collateral Agreement, the Acknowledgments of Pledge, the Validity Guaranties (which shall also have been executed and delivered by Michael D. Traina and John Phillips, respectively), and any and all other Security Documents required by the Lender at the Closing Date (including, without limitation, any Control Agreements, Landlord Waivers or consents required by the Lender);

(c) The Debt Extension Agreements, which shall also have been executed and delivered by the subject creditors;

(d) The Subordination Agreements, which shall also have been executed and delivered by the subordinated creditors party thereto;

(e) The Warrant;

(f) The Registration Rights Agreement;

(g) A certificate or certificates of insurance, with loss payable endorsements, evidencing the insurance required by Section 5.01(d) hereof;

(h) A current Borrowing Base report (dated as of April 30, 2008) in conformity with Section 5.04(e) below, and a written request for the borrowing of the Term Loan (including a specific allocation of and payment direction for sufficient proceeds to pay all past due franchise taxes and related interest and penalties owed by the Borrower to the State of Delaware);

(i) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Subsidiary, certifying the votes of the Boards of Directors or other applicable governing body of the Borrower and the Subsidiaries, authorizing and directing the execution and delivery of the Loan Documents to which they are a party and all further agreements, instruments, certificates and other documents pursuant hereto and thereto;

(j) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Subsidiary, certifying the names of the officers of the Borrower and the Subsidiaries who are authorized to execute and deliver the Loan Documents and all other agreements, instruments, certificates and other documents to be delivered by the Borrower or such Subsidiary pursuant hereto and thereto, together with the true signatures of such officers. The Lender may conclusively rely on such certificate until the Lender shall receive any further such certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(k) Certified copies of the Organic Documents of the Borrower and each Subsidiary, and a certificate of the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Borrower and each Subsidiary (and, in the case of the Borrower, the Commonwealth of Pennsylvania), dated reasonably prior to the Closing Date, stating that the Borrower or the subject Subsidiary is duly formed and in good standing in such jurisdiction; and

(l) Such other agreements, instruments, documents and certificates (including, without limitation, satisfactory lien and judgment searches respecting the Borrower and the Subsidiaries) as the Lender or its counsel may reasonably request.

Section 4.03. M&T. The Borrower shall have received, and shall have delivered to the Lender, (a) a written agreement, executed by M&T, the Borrower, and any Subsidiaries which are guarantors of the Borrower’s obligations to M&T, in form and substance reasonably satisfactory to Lender, (i) confirming the manner in which the remaining amounts owed by the Borrower and its Subsidiaries to M&T (after giving effect to the payment contemplated by Section 2.04(a)(i) above) will be repaid, and (ii) including the subordination by M&T of all Liens which it may hold in respect of assets or properties of the Borrower and its Subsidiaries, other than certain pre-Closing Date Accounts, tax refunds receivable and a certificate of deposit in the principal amount of $1,500,000, and (b) the Intercreditor Agreement, executed and delivered by M&T, the Borrower, and any Subsidiaries which are guarantors of the Borrower’s obligations to M&T.

Section 4.04. Legal Opinion. The Lender shall have received the written opinions of Blank Rome LLP and any local firm(s) as required, counsel for the Borrower and the Subsidiaries, dated the Closing Date, reasonably satisfactory to the Lender and its counsel in scope and substance.

Section 4.05. Fees and Reimbursements. The Borrower shall have paid, or at the Closing Date shall pay, the Closing Fees, and shall have paid or reimbursed, or at the Closing Date shall pay or reimburse, the Lender for its reasonable out-of-pocket costs, charges and expenses incurred to the Closing Date, up to an aggregate maximum of $100,000 (inclusive of the $50,000 deposit heretofore received by the Lender from the Borrower); and in connection herewith, the Borrower hereby irrevocably authorizes the Lender, and the Lender hereby agrees, to charge such amounts as Advances to the Borrower’s revolving credit loan account. Failure of the Lender to effect any such charge shall not excuse the Borrower from its obligation to pay such amounts.

Section 4.06. Further Matters. All legal matters, and the form and substance of all documents, incident to the transactions contemplated hereby shall be reasonably satisfactory to the Lender and its counsel.

Section 4.07. No Default. After giving affect to the application of the proceeds of the Loans made on the Closing Date and the other transactions effected on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

B. The obligation of the Lender to make any Advances subsequent to the Closing Date is subject to (a) the representations and warranties set forth in Article III and in the other Loan Documents being true and correct in all material respects (except that, to the extent that any representation or warranty is already qualified by concepts of materiality and/or Material Adverse Effect, then such representations and warranties shall be true and correct in all respects while giving effect to the materiality and/or Material Adverse Effect qualifiers therein) on and as of the subject Borrowing Date (except to the extent that any specific representation or warranty relates solely to a specific date, in which case such representation and warranty shall remain true and correct as of such specific date), (b) the Lender’s receipt or possession of a current Borrowing Base report in conformity with Section 5.04(e) hereof, (c) the execution and delivery of such further Security Documents as the Lender may have reasonably requested pursuant to the Security Documents theretofore executed and delivered, and (d) there being no continuing Default or Event of Default.

V. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, from the date hereof and until all Obligations (whether now existing or hereafter arising) have been paid in full and the Revolving Credit Commitment has been terminated, unless the Lender shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

Section 5.01. Corporate and Insurance. Do or cause to be done all things necessary to at all times (a) preserve, renew and keep in full force and effect its corporate or other legal existence, rights, licenses, permits and franchises, (b) comply with the Loan Documents and any other agreements and instruments executed and delivered hereunder and thereunder (to the extent a party thereto), (c) maintain, preserve and protect all of its material trade names (except to the extent that the failure to do so would not cause or would not reasonably be expected to result in a Material Adverse Effect), and preserve all of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition (reasonable wear and tear excepted), and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto, so that the Business Operations carried on in connection therewith may be properly and advantageously conducted at all times, (d) maintain insurance in amounts, on such terms and against such risks (including fire and other hazards insured against by extended coverage, public liability insurance covering claims for personal injury, death or property damage, and professional liability insurance) as are customary for companies of similar size in the same or similar businesses and operating in the same or similar locations, as well as all such other insurance as is required by the Collateral Agreement, each of which policies (other than workers compensation) shall be issued by a financially sound and reputable insurer reasonably satisfactory to the Lender and shall name the Lender as loss payee and additional insured as its interest appears and provide for the Lender to receive written notice thereof at least thirty (30) days prior to any cancellation of the subject policy, and (e) comply in all material respects with all material Contracts and material obligations to which it is a party or by which it is bound, all benefit plans which it maintains or is required to contribute to, and all Applicable Law (including, without limitation, Environmental Laws, healthcare laws and regulations) material to its Business Operations, and all requirements of its insurers, whether now in effect or hereafter enacted, promulgated or issued. The Borrower will provide to the Lender a certificate of the foregoing insurance, promptly upon request.

Section 5.02. Payment of Taxes. File, pay and discharge, or cause to be paid and discharged, all material taxes, assessments and governmental charges or levies imposed upon the Borrower and/or any Subsidiary or upon its income and profits or upon any of its property (real, personal or mixed) or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, supplies and otherwise, which, if unpaid when due, might become a Lien or charge upon such property or any part thereof; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (a) the validity thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested, and (b) payment with respect to any such tax, assessment, charge, levy or claim shall be made before any of the Borrower’s or such Subsidiary’s property shall be seized or sold in satisfaction thereof.

Section 5.03. Notices. Give prompt written notice to the Lender of (a) the filing by the Borrower of any SEC Reports (which notices may be given by e-mail to the Borrower’s relationship officer at the Lender), (b) any proceedings instituted against the Borrower or any Subsidiary in any federal or state court or before any commission or other regulatory body, whether federal, state or local, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and (c) the occurrence of any material casualty to any Collateral, any Material Adverse Effect, or any Default or Event of Default, and the action that the Borrower has taken, is taking, or proposes to take with respect thereto.

Section 5.04. Periodic Reports. Furnish to the Lender:

(a) Within ninety (90) calendar days after the end of each Fiscal Year, consolidated balance sheets, and consolidated and consolidating statements of income, statements of stockholders’ equity, and statements of cash flows of the Borrower and its Subsidiaries, together with footnotes and supporting schedules thereto, certified (as to the consolidated statements) by independent certified public accountants selected by the Borrower and reasonably satisfactory to the Lender (and the Lender hereby confirms that the Borrower’s independent certified public accountants on the date of this Agreement, Lazar Levine, are satisfactory to the Lender), showing the financial condition of the Borrower and its Subsidiaries at the close of such Fiscal Year and the results of operations of the Borrower and its Subsidiaries during such Fiscal Year;

(b) Within thirty (30) calendar days after the end of each calendar month (forty-five (45) calendar days in the case of the end of a fiscal quarter), consolidated (and, if specifically requested by the Lender reasonably in advance, but not more frequently than quarterly, consolidating) unaudited balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries, together with supporting schedules thereto, prepared by the Borrower and certified by the Borrower’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, such balance sheets to be as of the close of such calendar month and such statements of income and statements of cash flows to be for the period from the beginning of the then-current Fiscal Year to the end of such calendar month, together with comparative statements of income and cash flows for the corresponding period in the immediately preceding Fiscal Year, in each case subject to normal audit and year-end adjustments;

(c) Concurrently with the delivery of each of the financial statements required by Sections 5.04(a) and 5.04(b) above, a certificate on behalf of the Borrower (signed by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Borrower), certifying that he has examined the provisions of this Agreement and that no Default or Event of Default has occurred and/or is continuing;

(d) Within fifteen (15) calendar days after the end of each calendar month, an accounts receivable aging report and an accounts payable aging report for the Borrower and the Subsidiaries (each on a consolidated and consolidating basis);

(e) On or prior to the fifteenth (15th) calendar day of each calendar month, (i) a statement summarizing all Royalties collected during the preceding calendar month and all credits or offsets against Royalties during the preceding calendar month, and (ii) a detailed calculation of the Borrowing Base (including gross and net iLabor revenues, consolidating cash expenses of the Borrower and its Subsidiaries, and all other components of the Borrowing Base as set forth in the definition thereof); all such reports to be in form and substance, and with supporting documentation, reasonably satisfactory to the Lender; provided, however, that the Lender shall be under no obligation to make any Advances (other than those specifically described in Section 4.05 above) during that portion of a calendar month prior to receipt of a current Borrowing Base report;

(f) As soon as approved by the Borrower’s Board of Directors (but in any event not later than the beginning of each Fiscal Year), a budget and operating plan (on a month-by-month basis) for such Fiscal Year, in such detail as may reasonably be required by the Lender;

(g) As and when distributed to the Borrower’s stockholders, copies of all proxy materials, reports and other information which the Borrower provides to its stockholders in their capacity as such; and as and when distributed to any other holders of Indebtedness of the Borrower or the Subsidiaries, copies of all reports, statements and other information provided in writing to such lenders; and

(h) Promptly, from time to time, such other information regarding the Borrower’s or any Subsidiary’s operations, assets, business, affairs and financial condition, as the Lender may reasonably request.

To the extent that the financial statements required by Sections 5.04(a) and 5.04(b) are contained in any SEC Reports filed by the Borrower within the required time period for the delivery of such financial statements (allowing for extensions for late filings as permitted by the SEC, provided that the Borrower has made the appropriate filing to obtain such permitted extension), then the Borrower shall be deemed to have complied with the subject financial statement delivery by notifying the Lender of the filing of the subject SEC Report.

To the extent that any report or other delivery required under this Section 5.04 or elsewhere in this Agreement will, at the time of anticipated delivery to the Lender, contain any material non-public information, the Borrower will notify the Lender thereof as promptly as practicable prior to the delivery of such report (but without disclosing the specific items of material non-public information or the nature thereof), and if so requested by the Lender prior to the required date of the information delivery hereunder, the Borrower shall (x) if reasonably practicable, redact such material non-public information from the subject report prior to the delivery thereof to the Lender, or (y) defer delivery of such report until such time as the Borrower has made public disclosure of the subject material information or the Lender has affirmatively requested delivery of such report. Absent timely request by the Lender as aforesaid, the Borrower shall make the required delivery to the Lender on a timely basis.

Section 5.05. Books and Records; Inspection. Maintain centralized books and records regarding all of the Business Operations at the Borrower’s principal place of business, and permit agents or representatives of the Lender at reasonable intervals to inspect, at any time during normal business hours, upon reasonable advance notice, and without undue material disruption of the Business Operations, all of the Borrower’s and its Subsidiaries’ various facilities, books and records (wherever located), to make copies, abstracts and/or reproductions thereof, and to discuss the business and affairs of the Borrower and the Subsidiaries with the management of the Borrower; and without limitation of the foregoing, subject to the proviso in Section 5.07 below, Lender may engage an independent auditing firm to conduct an audit of the Collateral and the Borrower’s books and records on an annual basis (or more frequently during the continuance of a Default or an Event of Default).

Section 5.06. Accounting. Maintain a standard system of accounting in order to permit the preparation of financial statements in accordance with GAAP and Regulation S-X promulgated under the Act.

Section 5.07. Reimbursements. Pay or reimburse the Lender or other appropriate Persons on demand for all reasonable costs, expenses and other charges incurred or payable from time to time in connection with the transactions contemplated by this Agreement, any routine SEC filings required to report the Lender’s and its Affiliates’ initial post-Closing Date beneficial ownership of Common Stock, any waivers or amendments in respect of any Loan Documents, any “workout” or enforcement action, and any bankruptcy or insolvency proceedings relating to the Borrower or any Subsidiary, including but not limited to any and all reasonable search fees, recording fees, costs of inspections and legal and accounting fees; provided that, except for any such audit conducted during the continuance of an Event of Default, the Borrower shall not be obligated to pay or reimburse the Lender for the cost of more than one (1) audit performed by an independent auditing firm (as contemplated by Section 5.05 above) in any twelve (12) month period.

Section 5.08. Environmental Response. In the event of any material discharge, spill, injection, escape, emission, disposal, leak or other Release of Hazardous Substances in amounts in violation of applicable Environmental Laws by the Borrower or any Subsidiary on any Real Property owned or leased by the Borrower or any Subsidiary, which is not authorized by a permit or other approval issued by the appropriate governmental agencies and which requires notification to or the filing of any report with any federal or state governmental agency, the Borrower shall promptly: (a) notify the Lender; and (b) comply with the notice requirements of the Environmental Protection Agency and applicable state agencies, and take all steps necessary to promptly clean up such discharge, spill, injection, escape, emission, disposal, leak or other Release in accordance with all applicable Environmental Laws and the Federal National Contingency Plan, and, if required by Applicable Law, receive a certification from all applicable state agencies or the Environmental Protection Agency, that such Real Property has been cleaned up to the satisfaction of such agency(ies).

Section 5.09. Management. Cause Michael D. Traina to continue to be employed or to function as the chief executive officer of the Borrower, unless a successor is appointed within sixty (60) days after the termination of such individual’s employment, and such successor is reasonably satisfactory to the Lender.

Section 5.10. Use of Proceeds. Cause all proceeds of the Loans to be utilized solely in the manner and for the purposes set forth in Section 2.04 hereof.

Section 5.11. Future Subsidiaries. At any time and from time to time when the Borrower or any of its Subsidiaries proposes to form or acquire any Subsidiary subsequent to the Closing Date, the Borrower shall give written notice thereof to the Lender reasonably in advance of the formation or acquisition of such Subsidiary, providing information therefor of the type called for in Schedule 3.02 of the Disclosure Schedule; and contemporaneously with the formation or acquisition of such new Subsidiary, the Borrower shall cause such new Subsidiary to execute and deliver (a) a guaranty agreement in substantially the form of the Guaranty Agreement (or a joinder agreement with respect to the existing Guaranty Agreement in form and substance reasonably satisfactory to the Lender), and (b) a Collateral Agreement (with completed perfection certificate and other appropriate Security Documents) in substantially the form of the Collateral Agreement as currently in place (or a joinder agreement with respect to the existing Collateral Agreement in form and substance reasonably satisfactory to the Lender) and other Security Documents as reasonably requested by the Lender. Nothing contained in this Section 5.11 shall be deemed to constitute any waiver by the Lender of any consent otherwise required under this Agreement or any other Loan Document with respect to the formation or acquisition of any Subsidiary.

Section 5.12. Landlord Waivers. To the extent reasonably requested by the Lender from time to time subsequent to the Closing Date, use commercially reasonable efforts to obtain, within thirty (30) days after the Lender’s request therefor, in form and substance reasonably satisfactory to the Lender, any and all bailee waivers, warehousemen’s waivers, Landlord

Waivers and/or access agreements requested by the Lender in respect of locations where there is stored or held any material books or records, or any other Collateral having an aggregate fair market value in excess of $10,000; and this Section 5.12 shall be applicable to any material leased premises for which a Landlord Waiver has not been obtained as of the Closing Date.

Section 5.13. Deposit Accounts. Notify the Lender upon opening any new bank account or securities account, and cause the subject bank or securities intermediary promptly to execute and deliver to the Lender a Control Agreement in respect of such bank account or securities account; and this Section 5.13 shall also be applicable to any and all bank accounts for which Control Agreements have not been entered into on the Closing Date if (a) the funds in such bank account exceed $10,000, or (ii) the funds held in the Bank Accounts for which Control Agreements are not in place exceed $25,000 in the aggregate; and to the extent that a required Control Agreement is not entered into within thirty (30) days after the Closing Date, then the subject bank account(s) shall be promptly closed and the funds held therein shall be transferred to one or more accounts at another banking institution which has executed and delivered a Control Agreement in respect of such account(s) in form and substance satisfactory to the Lender.

Section 5.14. Lockbox; Royalty Payments. Unless the Lockbox Agreement is fully executed and in effect on the Closing Date, execute and deliver (and cause the Lockbox Bank to execute and deliver) a Lockbox Agreement in form and substance satisfactory to the Lender within ten (10) days after the Closing Date; and immediately following the execution and delivery of the Lockbox Agreement, and for so long as any Obligations are outstanding or the Revolving Credit Commitment is in effect, notify all Account Debtors in writing (including, without limitation, by conspicuous direction on each invoice), and require all Account Debtors, to remit all payments of Royalties to the Lockbox.

Section 5.15. Observer Rights. Give written notice to the Lender of all meetings of the Board of Directors of the Borrower, and of all action proposed to be taken by the Board of Directors of the Borrower by written consent, at the same time as notice thereof is given to such Board of Directors; and with respect to all such meetings, permit a representative of the Lender to attend or participate in any such meeting as a non-voting observer (with all reasonable out-of-pocket expenses of such observer to paid or reimbursed by the Borrower within ten (10) days after written demand therefor); provided, however, that the observer shall agree to hold in confidence (except that disclosure may be made to other representatives of the Lender, subject to Section 9.13 below) all information provided to the observer in advance of a meeting, and all information discussed at a meeting at which the observer is in attendance; and further provided, that the Borrower reserves the right, exercised in good faith, to withhold any information from the observer and to exclude the observer from any meeting or portion thereof if and to the extent that (a) access to such information or attendance at such meeting or portion thereof would adversely affect the attorney-client privilege between the Borrower and its counsel, (b) access to such information or attendance at such meeting or portion thereof could reasonably be expected to result in disclosure of trade secrets or a conflict of interest, (c) the Lender is the subject matter under discussion, (d) same is necessary to discharge the directors’ fiduciary duty, or (e) same is otherwise advised by the Borrower’s counsel in good faith and in the exercise of reasonable professional judgment.

Section 5.16. Internal Controls; Disclosure Controls and Procedures. Not later than December 31, 2009, the Borrower and its Subsidiaries shall make all necessary adjustments and improvements in their systems of internal controls and disclosure controls and procedures such that the representation and warranty made in Section 3.01(e) above is true and accurate without giving affect to the qualifying exception appearing at the beginning of Section 3.01(e) above.

Section 5.17. Warrant Approval. Obtain the Warrant Approval as promptly as practicable following the Closing Date, including the submission to stockholders of the Borrower of an information statement or other proxy material in accordance with applicable Nasdaq and SEC rules and regulations; and in the event that the Warrant Approval is not completed within ninety (90) days after the Closing Date, and thereafter until Warrant Approval is completed, the Borrower shall, within thirty (30) days after request of the Lender, pay to the Lender, with respect to that portion of the Warrant which is not exercisable due to the failure of Warrant Approval, a cash amount per share equal to the “trading price” (as such term is defined in the Warrant) minus the applicable exercise price under the Warrant, whereupon that portion of the Warrant shall be cancelled; provided, however, that Warrant Approval shall not be required in the event that the Common Stock ceases to be listed on any Nasdaq market.

VI. NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, until all Obligations (whether now existing or hereafter arising) have been paid in full and the Revolving Credit Commitment has been terminated, unless the Lender shall otherwise consent in writing, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

Section 6.01. Indebtedness. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, other than:

(a) Indebtedness to the Lender pursuant to the Loan Documents;

(b) liabilities with respect to trade obligations, accounts payable, or other similar payments, operating leases and other normal accruals incurred in the ordinary course of business, or with respect to which the Borrower or the subject Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower or the subject Subsidiary has set aside on its books adequate reserves therefor;

(c) Indebtedness existing on the date of this Agreement owed to those Persons, in those amounts and having those maturities as set forth in Schedule 6.01 of the Disclosure Schedule, including any extensions, renewals or refinancings of such Indebtedness provided that (i) there is no increase in the principal amount thereof at the time of such extension, renewal or refinancing, and (ii) there is no other material change in the terms of such Indebtedness which is materially adverse to the Borrower or to the Lender;

(d) Capitalized Leases reflected in the Financial Statements, and Capitalized Leases hereafter entered into by the Borrower or its Subsidiaries in the ordinary course of the Business Operations and within the limitations provided in Section 6.17 below;

(e) purchase money Indebtedness incurred in connection with the Borrower’s or its Subsidiaries’ acquisition of capital assets in the ordinary course of the Business Operations and within the limitations provided in Section 6.17 below;

(f) Subordinated Debt in such amounts and upon such terms and conditions as shall be acceptable to the Lender in its sole and absolute discretion;

(g) intercompany Indebtedness between the Borrower and any Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries; and

(h) Guarantees to the extent permitted pursuant to Section 6.03 below.

Section 6.02. Liens. Create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than:

(a) subject to Section 5.02 above, Liens securing the payment of taxes which are either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower or the subject Subsidiary shall have set aside on its books adequate reserves;

(b) deposits under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of money borrowed) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(c) statutory Liens of landlords and Liens imposed by law, such as, carriers’, warehousemen’s, materialmen’s or mechanics’ liens, incurred by the Borrower or any Subsidiary in good faith in the ordinary course of business and discharged promptly after same are incurred and prior to delinquency thereof; fully bonded Liens arising out of a judgment or award against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary shall then be prosecuting an appeal, a stay of execution pending such appeal having been secured; and Liens arising out of a judgment or award against the Borrower or any Subsidiary which are fully covered by insurance (subject to applicable deductibles) and for which the relevant insurer has not denied or disclaimed coverage;

(d) other Liens incurred in connection with Indebtedness expressly permitted pursuant to Section 6.01(d) and/or Section 6.01(e) above, or existing on the subject assets at the time of acquisition thereof, provided that such Liens do not extend to any assets or property other than the specific assets or properties acquired pursuant to such permitted Indebtedness;

(e) encumbrances consisting of easements, rights-of-way, survey exceptions and other similar restrictions on the use of Real Property, or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the Borrower and its Subsidiaries;

(f) Liens in existence on the date of this Agreement, as set forth on Schedule 6.02 of the Disclosure Schedule;

(g) leases, subleases, licenses and sublicenses granted in the ordinary course of business by the Borrower or any Subsidiary which is party to the Guaranty Agreement and the Collateral Agreement, provided that same do not interfere in any material respect with the normal Business Operations;

(h) Liens in favor of the Lender; and

(i) extensions, renewals or replacements of any Lien referred to in clauses (a) through (f) above, provided that same shall not effect any increase in any principal amount secured thereby.

Section 6.03. Guarantees. Guarantee, endorse or otherwise in any manner become or be responsible for obligations of any other Person, except (a) endorsements of negotiable instruments for collection in the ordinary course of business, and (b) guarantees by the Borrower of obligations of Wholly-Owned Subsidiaries in the ordinary course of business.

Section 6.04. Sales of Assets and Management. (a) Sell, lease, transfer, encumber or otherwise dispose of any of the Borrower’s or any Subsidiary’s properties, assets, rights, licenses or franchises (including, without limitation, equity interests in Subsidiaries) other than (i) sales of inventory in the ordinary course of business, (ii) licenses, joint ventures and related transactions entered into, modified, terminated or replaced in the ordinary course of business, (iii) the disposition of surplus or obsolete personal properties in the ordinary course of business, or (iv) (A) sales of discontinued business operations or (B) licensing or subcontracting of client contracts currently being serviced by Select Staffing, if such client contract reverts to the Borrower or a Subsidiary in the event of a default or breach by Select Staffing, or (b) permit any Affiliate of the Borrower (other than a Domestic Subsidiary which is a party to the Collateral Agreement) to own or obtain any patent, patent application, copyright, copyright application, trademark, trademark application, license, or other intangible asset relating to the Business Operations except in the normal course of business on terms and conditions no less favorable to the Borrower or any Subsidiary than those which could be obtained in an arms’ length transaction with an unaffiliated third party.

Section 6.05. Sale-Leaseback. Enter into any arrangement with any Person whereby the Borrower or any Subsidiary shall sell or transfer any property (real, personal or mixed) used or useful in the Business Operations, whether now owned or hereafter acquired, and thereafter rent or lease such property.

Section 6.06. Investments; Acquisitions. Make any Investment in, or otherwise acquire or hold securities (including, without limitation, capital stock and evidences of Indebtedness) of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person (including any Affiliate), except:

(a) Investments in Wholly-Owned Subsidiaries which have complied with the requirements of Section 5.11 hereof;

(b) advances (to the extent permitted by Applicable Law, including federal securities laws) to employees of the Borrower or any Wholly-Owned Subsidiaries (other than Dissolving Subsidiaries) for normal business expenses not to exceed at any time $10,000 in the aggregate;

(c) Investments of excess cash generated in the Business Operations in Cash Equivalents; and

(d) Investments of cash in overnight deposits or other customary cash management Investments with commercial banks or in commercial paper satisfying the criteria for such banks or commercial paper as set forth in the definition of Cash Equivalents.

Section 6.07. Real Property; Corporate Form; Acquisitions. Acquire or hold any fee interest in any Real Property; or dissolve or liquidate, or consolidate or merge with or into, sell all or substantially all of the assets of the Borrower or any Subsidiary to, or acquire all or substantially all of the securities, assets or properties of, any other Person, except for (a) consolidations of a Subsidiary with a Wholly-Owned Subsidiary; (b) mergers of a Wholly-Owned Subsidiary into the Borrower or into a Wholly-Owned Subsidiary; or (c) sales to the Borrower or another Subsidiary for fair value.

Section 6.08. Dividends and Redemptions. Declare or pay any dividends, or make any distribution of cash or property, or both, to any Person in respect of any of the shares of the capital stock or other equity securities of the Borrower or any other Person, or directly or indirectly redeem, purchase or otherwise acquire for consideration any securities or shares of the capital stock or other equity securities of the Borrower or any other Person; provided, that this Section 6.08 shall not be deemed to prohibit the payment of dividends or distributions by any Subsidiary to the Borrower or to any other direct or indirect Wholly-Owned Subsidiary.

Section 6.09. Compensation. Pay any compensation of any types or in any amounts to any executive officers of the Borrower except (a) in accordance with the employment agreements between the Borrower and such executive officers as in effect on the Closing Date, as same may be amended or modified in accordance with subsection (c) of this Section 6.09, (b) in accordance with the compensation levels disclosed in Schedule 6.09 of the Disclosure Schedule, or (c) as otherwise approved by the independent Compensation Committee of the Board of Directors of the Borrower but in no case in any amount or amounts which would cause or reasonably be expected to cause a Material Adverse Effect.

Section 6.10. Change of Business. (a) Engage in a business materially different from the general nature of the Business Operations (i) as now being conducted, or (ii) as the same may hereafter be reasonably expanded from time to time in like areas of business; (b) wind up the Business Operations or cease substantially all of its normal Business Operations for a period in excess of ten (10) consecutive days; or (c) suffer any material disruption, interruption or discontinuance of a material portion of its normal Business Operations for a period in excess of ten (10) consecutive days, except to the extent that any such disruption, interruption or discontinuance of operations is caused by fire, flood, storm, explosion, riot, armed conflict, strike or other labor unrest, embargo, action of civil or military authority, act of God or public enemy, telecommunications failure, earthquake, or other cause beyond the reasonable control of the Borrower and no Material Adverse Effect is caused or is reasonably expected to be caused thereby.

Section 6.11. Receivables. Sell or assign in any way any accounts receivable, promissory notes or trade acceptances held by the Borrower or any Subsidiary with or without recourse, except for (a) collections (including endorsements) in the ordinary course of business, (b) transfers to or among the Borrower and Domestic Subsidiaries which are party to the Guaranty Agreement and the Collateral Agreement, and (c) payments to M&T pursuant to the agreement contemplated by Section 4.03(a) above.

Section 6.12. Certain Amendments. Agree, consent, permit or otherwise undertake to amend any of the terms or provisions of (a) the Borrower’s or any Subsidiary’s Organic Documents in a manner which may impair in any respect any of the Lender’s rights under any of the Loan Documents, or (b) any Contract or understanding providing for or in respect of the payment of Royalties, or any other Contract or understanding which permits or provides for credits or set-offs against Royalties (or enter into any new Contract or understanding permitting or providing for any such credits or offsets against Royalties).

Section 6.13. Affiliate Transactions. Enter into any Contract, agreement or transaction with any Affiliate of the Borrower except (a) as disclosed in Schedule 6.13 of the Disclosure Schedule, (b) for intercompany Indebtedness between the Borrower and any Wholly-Owned Subsidiary or between any Wholly-Owned Subsidiaries, or (c) in the normal course of business on terms and conditions no less favorable to the Borrower or any Subsidiary than those which could be obtained in an arms’ length transaction with an unaffiliated third party.

Section 6.14. Fiscal Year. Amend its Fiscal Year.

Section 6.15. Subordinated Debt. Prepay, redeem or purchase any Subordinated Debt except as permitted in accordance with the applicable Subordination Agreement or the Intercreditor Agreement.

Section 6.16. ERISA. Suffer or permit any condition or circumstance contrary to or in violation of Section 3.14 above.

Section 6.17. Capital Expenditures. Make aggregate Capital Expenditures (whether through cash purchase, principal payments under Capitalized Leases, or otherwise), in the aggregate for the Borrower and all Subsidiaries, in excess of (a) $375,000 during the period from the Closing Date through December 31, 2008, and (b) $500,000 in the Fiscal Year ending December 31, 2009 and in each Fiscal Year thereafter.

Section 6.18. Coverage Test. Permit the ratio of EBITDA to Fixed Charges to be less than (a) 0.8 to 1.0 for the quarter ending December 31, 2009, (b) 0.65 to 1.0 for the quarter ending March 31, 2010, (c) 0.9 to 1.0 for the quarter ending June 30, 2010, (d) 1.0 to 1.0 for the quarter ending September 30, 2010, and (e) 1.1 to 1.0 for the quarter ending December 31, 2010 and any quarter thereafter.

VII. DEFAULTS

Section 7.01. Events of Default. Each of the following events is herein, and in the Notes, sometimes referred to as an Event of Default:

(a) if any representation or warranty made herein or in any other Loan Document, or in any certificate, financial statement, Borrowing Base report, instrument or other written statement furnished by the Borrower or any Subsidiary in connection with this Agreement or any of the borrowings hereunder, shall be false, inaccurate or misleading in any material respect when made or when deemed made hereunder;

(b) any default in the payment of any principal or interest under any of the Notes or any other Obligations when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, and the continuance of any such non-payment (in whole or in part) for a period of five (5) Business Days;

(c) any default in the due observance or performance of any covenant, condition or agreement contained in any Section of Article VI hereof, which, if capable of being cured, is not fully cured within thirty (30) days after the occurrence thereof;

(d) any default in the due observance or performance of any covenant, condition or agreement to be observed or performed under Article V hereof, or otherwise pursuant to the terms hereof or any other Loan Document and not addressed in Sections 7.01(a), (b) or (c), and the continuance of such default unremedied for a period of thirty (30) days (five (5) Business Days in the case of Section 5.01(d) hereof) after written notice thereof to the Borrower, or such other cure period as may be provided in the applicable Loan Document;

(e) any default with respect to any Indebtedness for money borrowed of the Borrower or any of the Subsidiaries (other than to the Lender) in an amount in excess of $100,000, if the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness for money borrowed or to cause such Indebtedness for money borrowed to become due prior to the stated maturity thereof;

(f) if the Borrower or any Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him or it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(g) if any order, judgment or decree shall be entered, without the application, approval or consent of the Borrower or any Subsidiary, by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Borrower or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

(h) if final judgment(s) for the payment of money in an uninsured amount in excess of $100,000 individually or in the aggregate shall be rendered against the Borrower and/or any Subsidiary, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed;

(i) the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Borrower or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

(j) if any Lien purported to be created by any Security Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties covered thereby, or the Borrower or any Subsidiary shall assert in writing that any Lien purported to be created by any Security Document is not a valid perfected first priority lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby;

(k) if (i) any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto), or (ii) the Borrower or any Subsidiary shall disclaim or deny the validity of any Loan Document or its obligations thereunder;

(l) if the Common Stock (or the common stock of any surviving entity described in the proviso to the definition of “Sale” above) shall not be listed or traded on any national securities exchange, or shall cease to be actively quoted on the OTC Bulletin Board, for any period in excess of thirty (30) consecutive days or for such reasonable period of time (not to exceed an additional sixty (60) consecutive days) as may be required in order to transition from a national securities exchange to the OTC Bulletin Board;

(m) if the Borrower or any Subsidiary shall be indicted for or convicted of any criminal offense; or

(n) there shall occur any Material Adverse Effect.

Section 7.02. Remedies. Upon the occurrence of any Event of Default, and at all times thereafter during the continuance thereof: (a) the Notes, and any and all other Obligations, shall, at the Lender’s option (except in the case of Sections 7.01(f) and 7.01(g) hereof, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing Default or Event of Default which may be inconsistent with such automatic acceleration), become immediately due and payable, both as to principal, interest and other charges, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes or other evidence of such Obligations to the contrary notwithstanding, (b) all outstanding Obligations under the Notes, and all other outstanding Obligations, shall bear interest at the default rates of interest provided in the Notes, (c) the Lender may file suit against the Borrower on the Notes and against the Borrower and the Subsidiaries under the other Loan Documents and/or seek specific performance or injunctive relief thereunder (whether or not a remedy exists at law or is adequate), (d) the Lender shall have the right, in accordance with the Security Documents, to exercise any and all remedies in respect of such or all of the Collateral as the Lender may determine in its discretion (without any requirement of marshalling of assets, or other such requirement), and (e) the Revolving Credit Commitment shall, at the Lender’s option (except in the case of Sections 7.01(f) and 7.01(g) hereof, the occurrence of which shall automatically effect termination, regardless of any action or forbearance in respect of any prior or ongoing Default or Event of Default which may be inconsistent with such automatic termination), be immediately terminated or reduced, and the Lender shall be under no further obligation to consider making any further Advances.

VIII. PARTICIPATING LENDERS; ASSIGNMENT.

Section 8.01. Participations. Anything in this Agreement to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, transfer, assign or grant participating interests in the Loans as the Lender shall in its sole discretion determine, to such other Persons (the “Participants”) as the Lender may determine. Upon any such transfer, assignment or granting of participating interests, the Participants shall be deemed to be included within the term “Lender” for all purposes of this Agreement, subject to such agreements and arrangements as the Lender and the Participants may agree upon. Notwithstanding the granting of any such participating interests: (a) the Borrower shall look solely to the Lender for all purposes of this Agreement and the transactions contemplated hereby, (b) the Borrower shall at all times have the right to rely upon any waivers or consents signed by the Lender as being binding upon all of the Participants, and (c) all communications in respect of this Agreement and such transactions shall remain solely between the Borrower and the Lender (exclusive of Participants) hereunder.

Section 8.02. Transfer. Anything in this Agreement to the contrary notwithstanding, the Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, transfer and assign all or any portion of its interest in this

Agreement, the Notes and the other Loan Documents to any Person (an “Assignee Lender”) as the Lender may determine; provided, however, that, unless an Event of Default has occurred and is continuing, the Lender shall not, without the Borrower’s express prior written consent, transfer or assign any interest in this Agreement, the Notes or any Loan Documents to any Person which, directly or through any parent entity of such Person or any direct or indirect subsidiary of such Person, derives any material revenues from the conduct of any business which is competitive with the Business Operations on a worldwide basis, or to any Person known to the Lender to be under common Control with any such competitor. Upon any such transfer or assignment, the Assignee Lender shall be deemed to succeed (to the extent of the interest assigned) to the rights and obligations of the Lender for all purposes of this Agreement. In the event of any transfer and assignment of the Lender’s entire interest in this Agreement, the Notes and the Security Documents, the Lender shall be replaced by the Assignee Lender as “Secured Party” under the Collateral Agreement and all other Security Documents.

Section 8.03. Recordation of Assignment. In respect of any negotiation, transfer or assignment of all or any portion of any Lender’s interest in this Agreement, any Note and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a) The Borrower, or any agent appointed by the Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Note(s) hereunder or any commitment to lend hereunder, and the principal amount payable to such Person under such Person’s Note(s) or committed by such Person under such Person’s lending commitment. The Borrower hereby irrevocably appoints the Lender (and/or any subsequent Lender appointed by the Lender then maintaining the Register) as the Borrower’s agent for the purpose of maintaining the Register.

(b) In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to the Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c) Subject to receipt of completed tax forms (indicating withholding status, or exemption from withholding, as applicable, of the transferee/assignee) reasonably required by the Person then maintaining the Register, and (if required by such Person) surrender of the negotiated, transferred or assigned Note(s) for reissuance by the Borrower, such Person shall record the subject transfer, assignment and assumption in the Register. Anything contained in any Note or other Loan Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 8.03(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and the Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

IX. MISCELLANEOUS

Section 9.01. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lender of the Loans and the execution and delivery to the Lender of the Notes, and shall continue in full force and effect for so long as the Notes or any other Obligations are outstanding and unpaid or the Revolving Credit Commitment remains outstanding. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of the Borrower shall inure to the benefit of the successors and assigns of the Lender.

Section 9.02. Indemnification. The Borrower shall indemnify the Lender and its managers, directors, officers, employees, attorneys and agents against, and shall hold the Lender and such Persons harmless from, any and all losses, claims, damages and liabilities and related expenses, including reasonable counsel fees and expenses, incurred by the Lender or any such Person arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Loans made by the Lender to the Borrower; (b) this Agreement, the ownership and operation of the Borrower’s and any Subsidiary’s assets, including all Real Properties and improvements or any Contract, the performance by the Borrower or any other Person of their respective obligations thereunder, and the consummation of the transactions contemplated by this Agreement; (c) any finder’s fee, brokerage commission of other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement which arises or is alleged to arise from any agreement, action or conduct of the Borrower or any of its Affiliates, and/or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Lender or its managers, directors, officers, employees, attorneys or agents are a party thereto; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (i) any unexcused breach by the Lender of any of its obligations under this Agreement, (ii) the willful misconduct or gross negligence of the Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) the breach of any commitment or legal obligation of the Lender to any Person other than the Borrower or its Affiliates, provided that such breach is determined pursuant to a final and non-appealable decision of a court of competent jurisdiction. The foregoing indemnity shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement, the consummation of the transactions contemplated by this Agreement, the repayment of the Loans, the invalidity or unenforceability of any term or provision of any Loan Document, any investigation made by or on behalf of the Lender, and the content or accuracy of any representation or warranty made by the Borrower or any Subsidiary in any Loan Document. All amounts due under this Section 9.02 shall be payable on written demand therefor.

Section 9.03. Governing Law. This Agreement and the other Loan Documents shall (irrespective of where same are executed and delivered) be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 9.04. Waiver and Amendment. Neither any modification or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor any consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be set forth in writing duly signed or acknowledged by the Lender and all parties to such Loan Document, and then such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given. No notice to or demand on the Borrower in any instance shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.05. Reservation of Remedies. Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Notes or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

Section 9.06. Notices. All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include telecopied communication) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or telecopied by facsimile transmission to the applicable party at its address or telecopier number indicated below.

If to the Lender:

ComVest Capital, LLC

One North Clematis, Suite 300

West Palm Beach, Florida 33401

Attention: Chief Financial Officer

Telecopier: (212) 829-5986

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Attention: Shahe Sinanian, Esq.

Telecopier: (212) 801-6400

If to the Borrower:

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

Attention: Chief Executive Officer

Telecopier: (215) 997-7711

with copies to:

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

Attention: Christopher D. McDemus, Senior V.P. & General Counsel

Telecopier: (215) 997-7711

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attention: Alan L. Zeiger, Esq.

Telecopier: (215) 569-5754

or, as to each party, at such other address or telecopier number as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (a) when personally delivered, (b) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (c) one (1) Business Day after being delivered to the nationally recognized overnight courier service addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (d) when sent by facsimile transmission to a telecopier number designated by such addressee.

Section 9.07. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of the Lender.

Section 9.08. Consent to Jurisdiction; Waiver of Jury Trial. The Borrower hereby consents to the jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Agreement, any other Loan Document, any other agreements, instruments, certificates or other documents executed in connection herewith or therewith, or any of the transactions contemplated hereby or thereby, or any of the Borrower’s or any Subsidiary’s obligations hereunder or thereunder. The Borrower hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Lender hereunder or in respect of any other Loan Document, provided that this waiver shall not preclude the Borrower from pursuing any such claims by means of separate proceedings. THE

BORROWER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. The Lender may file a copy of this Agreement as evidence of the foregoing waiver of right to jury trial.

Section 9.09. Certain Waivers. The Borrower and the Lender each hereby waives any claims for special, consequential or punitive damages in any way arising out of or relating to this Agreement, any of the other Loan Documents, or any breach hereof or thereof.

Section 9.10. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

Section 9.11. Captions. The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

Section 9.12. Sole and Entire Agreement. This Agreement, the Notes, the other Loan Documents, and the other agreements, instruments, certificates and documents referred to or described herein and therein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to such subject matter.

Section 9.13. Confidentiality. The Lender shall not disclose any Confidential Information to any Person without the prior consent of the Borrower; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel, accountants and other professional advisors for the Lender, (c) to bank examiners, auditors, accountants or, if required by law, any regulatory authority, (d) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors and counsel) of the Lender, (e) in connection with any litigation which relates to this Agreement to which the Lender is a party, (f) to a subsidiary or Affiliate of the Lender, or (g) to any assignee or participant (or prospective assignee or participant) which agrees to be bound by this Section 9.13, and further provided, that in no event shall the Lender be obligated or required to return any materials furnished by the Borrower. The obligations of the Lender under this Section 9.13 shall supersede and replace the obligations of the Lender under any confidentiality letter in respect of this financing previously signed and delivered by the Lender to the Borrower.

Section 9.14. Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by fax signatures, each of which shall be fully binding on the signing party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officer as of the day and year first written above.

COMVEST CAPITAL, LLC
By:	ComVest Management LLC, its Manager

By:	/s/ Gary E. Jaggard
Name:	Gary E. Jaggard
Title:	Managing Director

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael D. Traina
Name:	Michael D. Traina
Title:	Chairman and Chief Executive Officer

Acknowledged and Confirmed, for purposes of Section 2.02(c):

CLEARPOINT RESOURCES, INC.

By:	/s/ Michael D. Traina
Name:	Michael D. Traina
Title:	CEO